Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of November 11, 2013,

among

SHIRE PHARMACEUTICAL HOLDINGS IRELAND LIMITED,

VENUS NEWCO, INC.,

VIROPHARMA INCORPORATED

and

SHIRE PLC

(solely for the purposes set forth in Section 10.16)

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 11, 2013 (this “Agreement”), is by and among SHIRE PHARMACEUTICAL HOLDINGS IRELAND LIMITED, a company incorporated in Ireland (“Parent”), VENUS NEWCO, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and VIROPHARMA INCORPORATED, a Delaware corporation (the “Company”), and, solely for the purposes set forth in Section 10.16, SHIRE PLC, a company incorporated in Jersey (“Parent Holdco”).

RECITALS

WHEREAS, Parent desires to acquire all of the outstanding shares of common stock, par value $0.002 per share, of the Company (“Company Common Stock”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of the acquisition of the outstanding shares of Company Common Stock by Parent on the terms and subject to the conditions set forth in this Agreement, Parent proposes to cause Merger Sub to make a tender offer to purchase any (for the avoidance of doubt, subject to the Minimum Tender Condition) and all of the outstanding shares of Company Common Stock (as it may be amended from time to time as permitted under this Agreement, the “Offer”) for consideration of a price per share of Company Common Stock of $50.00 (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following consummation of the Offer, pursuant to the provisions of Section 251(h) of Delaware General Corporation Law (“DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, with the Company surviving the Merger as a wholly owned Subsidiary of Parent and, subject to certain limitations set forth herein, each share of Company Common Stock that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price;

WHEREAS, the Board of Directors of the Company has unanimously (a) adopted and declared the advisability of this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (b) declared that it is in the best interests of the Company and the stockholders of the Company (other than Parent and its Subsidiaries) that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement and that the stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (c) declared that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders (other than Parent and its Subsidiaries) and (d) resolved to recommend that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has unanimously (i) determined that the Offer, the Merger, this Agreement and the other transactions contemplated hereby are fair to and in the best interests of Parent and Merger Sub and (ii) approved, adopted and declared advisable this Agreement, including the Offer and the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various Offer Conditions and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE OFFER

Section 1.1                                    The Offer.

(a)                                 Commencement of the Offer.  Provided that this Agreement shall not have been terminated in accordance with Section 9.1 and none of the events set forth in clause (iii) (other than in paragraph (f) thereof) of Exhibit A shall exist or have occurred and be continuing, subject to the terms of this Agreement, as promptly as practicable (but in no event later than ten (10) Business Days) after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), the Offer.  The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A (the “Offer Conditions”).

(b)                                 Expiration of the Offer.  The Offer shall expire at midnight, New York City time, on the 20th Business Day following the commencement of the Offer (determined pursuant to Rule 14d-1(g)(3) under the Exchange Act); provided, that if the initial expiration of the Offer would otherwise be scheduled to occur on December 20, 2013, December 23, 2013 or December 24, 2013, the Offer shall expire at 6:00 p.m., New York City time, on December 26, 2013 (such time, or such subsequent time to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”).  Merger Sub expressly reserves the right, in its sole discretion, to waive, in whole or in part, any Offer Condition or modify the terms of the Offer; provided, however, that, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of shares of Company Common Stock sought in the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Tender Condition, (iv) add to the conditions set forth in Exhibit A or modify or change any Offer Condition in a manner adverse to any holders of Company Common Stock, (v) except as otherwise provided in this Section 1.1(b), extend or otherwise change the Expiration Date of the Offer, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse to any holders of

Company Common Stock.  Notwithstanding anything in this Agreement to the contrary, Merger Sub may, in its sole discretion, without consent of the Company, (A) without limiting Parent’s or Merger Sub’s obligations under the following sentence, extend the Offer on one or more occasions, in consecutive increments not more than ten (10) Business Days (or such longer period as the parties hereto may agree) each, if on any then-scheduled Expiration Date of the Offer any of the Offer Conditions shall not have been satisfied or, to the extent waivable by Parent or Merger Sub, waived and (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer or any period otherwise required by applicable Law.  Parent and Merger Sub agree that, to the extent requested in writing by the Company prior to any then-scheduled Expiration Date of the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) (I) if any of the Offer Conditions set forth in clause (ii) of Exhibit A or in paragraph (a) or (b) of clause (iii) of Exhibit A shall not have been satisfied or, to the extent waivable by Parent or Merger Sub, waived, and provided, that it is reasonably expected that such condition or conditions shall be satisfied prior to the Termination Date, extend the Offer on one or more occasions, in consecutive increments of up to ten (10) Business Days each (or such longer period as the parties hereto may agree), until such time as such Offer Conditions are satisfied (but not beyond the Termination Date) and (II) if any of the Minimum Tender Condition or the Offer Conditions set forth in paragraph (d) or (e) of clause (iii) of Exhibit A shall not have been satisfied or, to the extent waivable by Parent or Merger Sub, waived on such then-scheduled Expiration Date, but all the other Offer Conditions set forth in Exhibit A (other than in paragraph (f) of clause (iii) of Exhibit A) shall be satisfied on such then-scheduled Expiration Date, extend the Offer on one or more occasions, in consecutive increments of up to ten (10) Business Days (or such longer period as the parties hereto may agree) each, for an aggregate period of time of not more than twenty (20) Business Days; provided, however, that Merger Sub shall not be required to extend the Offer beyond the Termination Date.  In no event shall Merger Sub be required to extend the Offer at any time that Parent or Merger Sub is permitted to terminate this Agreement.

(c)                                  Offer Closing.  On the terms of this Agreement and subject to the satisfaction or, to the extent waivable by Parent or Merger Sub, waiver of the Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay for (subject to any withholding of Tax pursuant to Section 1.1(g)) all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer promptly after the Expiration Date of the Offer.  Acceptance for payment of shares of Company Common Stock pursuant to and subject to the Offer Conditions is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”

(d)                                 Termination of Offer.  The Offer may not be terminated prior to its Expiration Date, unless this Agreement is validly terminated in accordance with Article IX. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated in accordance with Section 9.1, in each case prior to the Offer Closing, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Company Common Stock to the registered holders thereof.

(e)                                  Schedule TO; Offer Documents.  On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO filed under cover of Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”).  The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents.  Each of Parent, Merger Sub and the Company shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws.  Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall provide the Company with copies of all correspondence between them and their Representatives, on the one hand, and the SEC, on the other hand, and shall use its reasonable best efforts to give the Company the opportunity to participate in any substantive telephonic or in-person communications with the staff of the SEC related thereto.  Prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub shall give reasonable consideration to any such comments.

(f)                                   Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

(g)                                  Parent, Merger Sub or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of shares of Company Common Stock such amounts as Parent, Merger Sub or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable Law.  To the extent that amounts are so withheld and paid over by Merger Sub, Parent or the Paying Agent to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Merger Sub, Parent or the Paying Agent.

Section 1.2                                    Company Actions.

(a)                                 The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.  The Company represents that it has been advised that all of its directors and executive officers who own shares of Company Common Stock intend to tender such shares pursuant to the Offer.

(b)                                 On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”) containing the Company Recommendation and shall mail the Schedule 14D-9 to the stockholders of the Company.  The Company shall also include in the Schedule 14D-9, (i) in its entirety, copies of the opinion of the Company Financial Advisor described in Section 4.23 and (ii) a notice of appraisal rights in accordance with Section 262 of the DGCL.  Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9.  Each of the Company, Parent and Merger Sub shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by applicable federal securities Laws.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, and shall use its reasonable best efforts to give Parent the opportunity to participate in any substantive telephonic or in-person communications with the staff of the SEC related thereto.  Prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or mailing thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable consideration to any such comments.  The Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation contained in the Schedule 14D-9.

(c)                                  In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Parent and Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of the most recent practicable date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files regarding the beneficial owners of Company Common Stock) as Parent may reasonably request in communicating the Offer to holders of Company Common Stock.  Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files in accordance with the requirements of the Confidentiality

Agreement, dated June 20, 2013, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, upon request by the Company, shall dispose of all copies of such information then in their possession or control, subject to, and in accordance with, the terms of the Confidentiality Agreement.

Section 1.3                                    Directors.

(a)                                 Effective upon the Offer Closing, and at all times thereafter, Parent shall be entitled to designate, from time to time, such number of members of the Board of Directors of the Company as will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation equal to at least that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (ii) the percentage that (A) the number of shares of Company Common Stock beneficially owned by Parent and its Subsidiaries (including shares of Company Common Stock accepted for payment pursuant to the Offer) bears to (B) the number of shares of the Company Common Stock then outstanding; provided, however, that in the event that Parent’s designees are appointed or elected to the Board of Directors of the Company, until the Effective Time the Board of Directors of the Company shall have at least three Continuing Directors.

(b)                                 The Company shall promptly take all action requested by Parent necessary or desirable to effect any such election or appointment, including (i) increasing the size of the Board of Directors of the Company, (ii) filling vacancies or newly created directorships on the Board of Directors of the Company and (iii) obtaining the resignation of such number of its current directors as is, in each case, necessary to enable such designees to be so elected or appointed to the Board of Directors of the Company in compliance with applicable Law (including, to the extent applicable prior to the Effective Time, Rule 10A-3 under the Exchange Act and applicable NASDAQ rules).

(c)                                  The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and the Company agrees to make such mailing concurrently with the mailing of the Schedule 14D-9.  Parent and Merger Sub shall provide to the Company on a timely basis all information required to be included in the Information Statement with respect to such designees and with respect to Parent’s officers, directors and Affiliates.

(d)                                 After the Offer Closing, the Company shall also, upon Parent’s request, cause the directors elected or designated by Parent to the Board of Directors of the Company to serve on and constitute the same percentage (rounded up to the next whole number) as is on the Board of Directors of the Company of (i) each committee of the Board of Directors of the Company, except for any committee established to take action with respect to the subject matter of this Agreement, (ii) the board of directors of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Law and applicable NASDAQ rules.

(e)                                  Following the election or appointment of Parent’s designees pursuant to Section 1.3(a) through 1.3(c) and prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors then in office (or, if there shall only be one or two Continuing Directors then in office, all of such Continuing Directors then in office) shall be required to authorize the Company to consent (i) to amend or terminate this Agreement, (ii) to waive any of the Company’s rights or remedies under this Agreement, (iii) to extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, (iv) to amend the Company Charter or Company Bylaws, (v) to authorize any agreement between the Company and any of its Subsidiaries, on the one hand, and Parent, Merger Sub or any of their Affiliates (other than the Company and its Subsidiaries) on the other hand or (vi) to make any other consent by the Company with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement; provided, that any such authorization shall (A) not be effective unless there is in office at least one Continuing Director and (B) constitute the authorization of the Board of Directors of the Company, and no other action on the part of the Company, including any action by any committee thereof or any other director of the Company, shall, unless otherwise required by Law, be required or permitted.

(f)                                   For purposes of this Agreement, a “Continuing Director” shall mean a member of the Company’s Board of Directors who is a member of the Company’s Board of Directors on the date of this Agreement and who are independent directors for purposes of the continuing listing requirements of NASDAQ.  If the number of directors who are Continuing Directors is reduced to below three prior to the Effective Time, the remaining Continuing Directors shall be entitled to designate an individual to fill such vacancy who is not a current or former officer, director, employee or consultant of Parent or any of its Subsidiaries or of the Company or any of its Subsidiaries (a “Parent Insider”) and who shall be deemed a Continuing Director for all purposes of this Agreement, and the Company shall cause such designee to be appointed to the Board of Directors of the Company.  If, notwithstanding compliance with the foregoing provisions, the number of Continuing Directors is reduced to zero, then the other directors on the Board of Directors of the Company shall designate and appoint to the Board of Directors of the Company three individuals who are not Parent Insiders who shall be deemed Continuing Directors for all purposes of this Agreement.  The Continuing Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors and shall have the authority to institute any action on behalf of the Company to enforce performance of this Agreement or any of the Company’s rights hereunder, in each case to the extent reasonably appropriate to the exercise and discharge of their fiduciary and other duties.

ARTICLE II

THE MERGER

Section 2.1                                    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the

Company at the Effective Time.  At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).  The Merger shall be governed by Section 251(h) of the DGCL and shall be effected as soon as practicable following the Offer Closing.

Section 2.2                                    Closing.  The closing of the Merger (the “Closing”) will take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 as soon as practicable following the Offer Closing, on a date to be specified by the parties, which shall be not later than the third Business Day after satisfaction or waiver of the conditions set forth in Article VIII, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions, unless another time, date or place is agreed to in writing by Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.3                                    Effective Time of the Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, a certificate of merger (the “Certificate of Merger”) shall be duly prepared by the parties in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL, and Parent and the Company shall cause such Certificate of Merger to be filed with the Secretary of State of the State of Delaware (the “Secretary of State”).  The Merger shall become effective on such date and at such time as the Certificate of Merger is duly filed with the Secretary of State or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger.  The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 2.4                                    Effects of the Merger.  The Merger shall have the effects specified in the DGCL.

Section 2.5                                    Certificate of Incorporation and Bylaws.

(a)                                 The certificate of incorporation of the Company, as heretofore amended (the “Company Charter”), shall be amended and restated in its entirety at the Effective Time to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation and the provisions of the certificate of incorporation of Merger Sub relating to the incorporator of Merger Sub shall be omitted, until thereafter changed or amended as provided therein or by applicable Law.

(b)                                 The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation at the Effective Time, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

Section 2.6                                    Directors.  From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  At Parent’s request, the Company shall obtain and deliver to Parent the written resignations of each of the directors of the Company, to be effective at the Effective Time.

Section 2.7                                    Officers.  From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1                                    Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Merger Sub, or the holder of any shares of capital stock or other securities of the Company or Merger Sub:

(a)                                 Capital Stock of Merger Sub.  Each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

(b)                                 Cancellation of Treasury Stock and Parent-Owned Stock.  All shares of Company Common Stock that are owned as treasury stock by the Company or any Subsidiary of the Company or owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)                                  Conversion of Company Common Stock.  Subject to Section 3.1(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and any shares to be canceled in accordance with Section 3.1(b)) shall be converted into the right to receive from the Surviving Corporation, in cash and without interest, an amount equal to the Offer Price paid in the Offer (the “Merger Consideration”) upon surrender of such share of Company Common Stock pursuant to Section 3.2 and in compliance therewith.  At the Effective Time, such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate, or evidence of shares held in book-entry form, that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of this Agreement.

(d)                                 Adjustment Events.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into, or exchanged for, a different number or class of shares by reason of any stock dividend, split, combination, subdivision or reclassification of shares, reorganization, recapitalization or other similar transaction, then the Offer Price and the Merger Consideration (as applicable) payable per share of Company Common Stock shall be adjusted to fairly reflect the effects of such transaction.

Section 3.2                                    Exchange of Certificates.

(a)                                 Paying Agent.  Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”).  At the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deposit with the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 3.1(c) upon surrender of Certificates, it being understood that any and all interest or other amounts earned with respect to such funds shall be for the account of and turned over to Parent in accordance with Section 3.2(g).

(b)                                 Exchange Procedure.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed (or, if such shares of Company Common Stock are held in uncertificated, book-entry form, receipt of an “agent’s message” (or such other evidence of transfer as the Paying Agent may reasonably request) by the Paying Agent (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock, provided, that the holders of any book-entry shares shall be deemed to have surrendered any Certificates representing book-entry shares upon receipt by the Paying Agent of receipt of an “agent’s message” (or such other evidence of transfer as the Paying Agent may reasonably request)), and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of Merger Consideration that such holder has the right to receive pursuant to Section 3.1(c), and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if, upon presentation to the Paying Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable.  No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c)                                  No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of a Certificate in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate.  At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time.  If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article III.

(d)                                 No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash that would otherwise have been payable in respect of any Certificate that is delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law.  Any amounts remaining unclaimed by holders of the Company Common Stock immediately prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent or one of its designated Affiliates, free and clear of all claims or interest of any Person previously entitled thereto.

(e)                                  Lost Certificates.  If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact in form and substance reasonably satisfactory to Parent by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

(f)                                   Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other Law.  To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(g)                                  Termination of Fund.  At any time following the date which is twelve (12) months after the Effective Time, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest or other amounts earned with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter, subject to the time limitations in Section 3.2(d), such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.  Notwithstanding anything to the contrary in this Section 3.2, any portion of the Merger Consideration made available to the Paying Agent pursuant to this Section 3.2 to pay for shares of Company Common Stock as to which a Dissenting Stockholder thereof has properly exercised a demand for appraisal pursuant to Section 262 of the DGCL shall be returned to Parent or one of its designated Affiliates upon demand.

Section 3.3                                    Treatment of Options and Other Stock-Based Awards.

(a)                                 The Company shall take such actions as may be required to effect the following:

(i)                                     Company Stock Options.  Effective as of five (5) Business Days prior to, and conditional upon the occurrence of, the Offer Closing, each holder of an outstanding and unexercised Company Stock Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code (an “Incentive Stock Option”), whether such Incentive Stock Option is then vested or unvested, shall be entitled to exercise such Incentive Stock Option in full (subject to any applicable withholding Tax) by providing the Company with a notice of exercise and full payment of the applicable exercise price in accordance with the terms of the applicable Company Stock Plan and related award agreement.  Each Incentive Stock Option that is not exercised in accordance with the prior sentence, and each other Company Stock Option that is outstanding and unexercised immediately prior to the Offer Closing (whether vested or unvested), shall be cancelled as of the Offer Closing and converted into the right of the holder to receive an amount in cash equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Stock Option immediately prior to such cancellation and (B) the excess, if any, of the Offer Price over the exercise price per share of Company Common Stock of such Company Stock Option, less any required withholding Taxes (the “Option Cash Payment”), and as of the Offer Closing each holder of such a Company Stock Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment (it being understood that each Company Stock Option that is outstanding and unexercised immediately prior to the Offer Closing that has an exercise price equal to or greater than the Offer Price shall be cancelled as of the Offer Closing without consideration therefor). The Option Cash Payment shall be made promptly (and in any event within five (5) Business Days) following the Offer Closing.

(ii)                                  Company RSUs.  Each Company RSU that is outstanding immediately prior to the Offer Closing (whether vested or unvested) shall be cancelled as of the Offer Closing and converted into the right of the holder to receive an amount in cash equal to the product of (A) the total number of shares of Company Common Stock subject to such Company RSU immediately prior to such cancellation and (B) the Offer Price, less any required withholding Taxes (the

“RSU Cash Payment”), and as of the Offer Closing each holder of a Company RSU shall cease to have any rights with respect thereto, except the right to receive the RSU Cash Payment. The RSU Cash Payment shall be made promptly (and in any event within five (5) Business Days) following the Offer Closing.

(iii)                               Company PSUs.  Each Company PSU that is outstanding immediately prior to the Offer Closing (whether vested or unvested) shall be cancelled as of the Offer Closing and converted into the right of the holder to receive an amount in cash equal to the product of (A) the total number of shares of Company Common Stock that would be delivered in respect of such Company PSU assuming achievement of the applicable performance metrics at the maximum level (200% of target) as of the end of the applicable performance period and (B) the Offer Price, less any required withholding Taxes (the “PSU Cash Payment”), and as of the Offer Closing each holder of a Company PSU shall cease to have any rights with respect thereto, except the right to receive the PSU Cash Payment. The PSU Cash Payment shall be made promptly (and in any event within five (5) Business Days) following the Offer Closing.

(iv)                              ESPP.  With respect to the Purchase Plan, (A) participation in the Purchase Plan shall be limited to those employees who are participants in the Purchase Plan on the date of this Agreement; (B) no new Offering Period (as defined in the Purchase Plan), other than the Offering Period in effect as of the date of this Agreement, shall be authorized, continued or commenced on or after the date of this Agreement; (C) participants in the Purchase Plan may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement; (D) if the Offer Closing occurs prior to the Offering Termination Date (as defined in the Purchase Plan) with respect to the Offering Period in effect on the date of this Agreement, then immediately prior to, and conditional upon the occurrence of, the Offer Closing, each then-outstanding purchase right under the Purchase Plan shall be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the Purchase Plan using the tenth (10th) Business Day prior to the Offer Closing Date as the Offering Termination Date for such Offering Period (subject to such other pro-rata adjustments as may be necessary to reflect any shortening of the Offering Period but otherwise treating such Offering Period as a fully effective and completed Offering Period for all purposes under the Purchase Plan); (E) any fractional shares of Company Common Stock that would result from the application of subsection (D) will be settled in cash promptly (and in any event within five (5) Business Days) following the Offer Closing; and (F) the Purchase Plan shall terminate, effective upon the earlier of the Offering Termination Date for the Offering Period in effect on the date of this Agreement and the Offer Closing Date.

(b)                                 Parent or Merger Sub shall ensure that the Company or the Surviving Corporation, as applicable, has an amount in cash at least equal to the aggregate amount of any cash consideration to be paid to holders of Company Stock Options, Company RSUs and Company PSUs pursuant to the provisions of this Section 3.3, and the Company or the Surviving

Corporation, as applicable, shall cause such consideration to be paid to such holders in accordance with this Section 3.3, without interest and net of such amounts as the Company, the Surviving Corporation or any other Person is required to deduct and withhold with respect to the making of such payment under the Code or any other Law.  To the extent that amounts are so withheld and paid over by any Person pursuant to this Section 3.3 to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person entitled to payment under this Section 3.3 in respect of which such deduction and withholding was made by a Person pursuant to this Section 3.3.

Section 3.4                                    Dissenter Rights.  Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a stockholder who is entitled to demand, and who properly demands, appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (a “Dissenting Stockholder”) shall not be converted into the right to receive the Merger Consideration.  For purposes of this Agreement, “Dissenting Shares” means any shares of Company Common Stock as to which a Dissenting Stockholder thereof has properly exercised a demand for appraisal pursuant to Section 262 of the DGCL.  No Dissenting Stockholder shall be entitled to any Merger Consideration in respect of any Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to seek appraisal of its Dissenting Shares under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder and not any Merger Consideration.  If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed properly to perfect or shall have effectively withdrawn or lost the right to seek appraisal with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into the Merger Consideration pursuant to this Agreement if conditions to payment are met.  The Company shall give Parent (a) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ demands for appraisal and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (a) in the Company SEC Documents filed with or furnished to the SEC since December 31, 2010 and publicly available prior to the execution of this Agreement (the “Filed Company SEC Documents”) (other than any forward-looking disclosures contained in “Forward Looking Statements” and “Risk Factors” sections of the Filed Company SEC Documents and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature) or (b) in the disclosure schedule to this Agreement dated as of the date hereof and delivered by the Company to Parent prior to the execution of this

Agreement (the “Company Disclosure Schedule”) (which Company Disclosure Schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Company Disclosure Schedule relates; provided, however, that any information set forth in one Section or subsection of the Company Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1                                    Organization, Standing and Corporate Power.  The Company is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware.  Each Subsidiary of the Company is a corporation, limited liability company or other entity duly incorporated or formed, validly existing and in good standing (in the jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its incorporation or formation, as the case may be, except where the failure to be in good standing, individually or in the aggregate, has not had and would not reasonably be expect to have, a Material Adverse Effect.  Each of the Company and its Subsidiaries has all requisite power and authority and possesses all governmental licenses, franchises, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except where the failure to have such power or authority or possess such governmental licenses, franchises, permits, authorizations or approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  The Company has made available to Parent, prior to the execution of this Agreement, complete and accurate copies of the Company Charter and the bylaws of the Company (the “Company Bylaws”), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof.

Section 4.2                                    Subsidiaries.  Section 4.2 of the Company Disclosure Schedule lists each Subsidiary of the Company and, for each such Subsidiary, the jurisdiction of incorporation or formation.  All issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”) other than those described in clause (vii) of the definition of Permitted Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.  Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries or as set forth in Section 4.2 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, limited liability company, partnership, joint venture, association or other entity.

Section 4.3                                    Capital Structure.

(a)                                 The authorized capital stock of the Company consists of 175,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

(b)                                 At the close of business on November 8, 2013, (i) 65,967,198 shares of Company Common Stock were issued and outstanding, (ii) 16,042,202 shares of Company Common Stock were held by the Company in its treasury, (iii) 10,864,323 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 2.0% Senior Convertible Notes due 2017 (the “Convertible Notes”), (iv) no shares of Preferred Stock were issued or outstanding, (v) 10,864,323 shares of Company Common Stock were reserved for issuance upon the exercise of the Call-Spread Warrants and (vi) 20,350,000 shares of Company Common Stock were reserved for issuance pursuant to the Company’s Amended and Restated 2005 Equity Incentive Plan, the Company’s 2001 Equity Incentive Plan and the Company’s Amended and Restated 1995 Stock Option and Restricted Share Plan (such plans, together with the Company’s Amended and Restated 2000 Employee Stock Purchase Plan (the “Purchase Plan”), the “Company Stock Plans”), of which 10,046,890 shares of Company Common Stock were subject to outstanding options (other than purchase rights under the Purchase Plan) to acquire shares of Company Common Stock from the Company (the “Company Stock Options”), 35,667 shares of Company Common Stock were subject to issuance upon settlement of outstanding restricted share units (the “Company RSUs”) and 612,250 shares of Company Common Stock were subject to issuance upon settlement of outstanding performance share units (the “Company PSUs”), assuming achievement of the target level of performance at the end of the applicable performance period.  As of the date of this Agreement, before giving effect to any “make-whole” adjustments set forth therein, the conversion ratio of the Convertible Notes is 52.9998 shares of Company Common Stock per $1,000 aggregate principal amount.  As of the close of business on November 8, 2013, the Company held Company Hedge Options entitling the Company to receive up to 10,864,323 shares of Company Common Stock upon exercise of the Company Hedge Options, subject to adjustments, pursuant to the terms thereof.  Prior to the date hereof, the Company has provided Parent with a complete and correct list of (A) each outstanding Company Stock Option, including the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto and (B) each outstanding Company RSU and Company PSU, including the holder, date of grant, vesting schedule and number of shares of Company Common Stock thereof (for each Company PSU, assuming achievement of the target level of performance).

(c)                                  Since the close of business on November 8, 2013 until the date of this Agreement, (i) there have been no issuances by the Company of shares of capital stock or other voting securities or equity interests of the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options, Company RSUs, Company PSUs and purchase rights under the Purchase Plan, in each case outstanding as of the close of business on November 8, 2013 and (ii) there have been no issuances by the Company of securities convertible into, or exchangeable or exercisable for, or options, warrants or other rights to acquire, or shares of deferred stock, restricted stock units, stock-based performance units, stock appreciation rights or “phantom” stock awards with respect to, any such stock, interests or securities, or derivative securities or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof, other than purchase rights under the Purchase Plan.

(d)                                 All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Convertible Notes, Company Stock Options, Company RSUs, Company PSUs, purchase rights under the Purchase Plan, Call-Spread Warrants or otherwise will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or, except for the Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.  Except as set forth above in this Section 4.3 and for changes since the close of business on November 8, 2013 resulting from the exercise or settlement of Company Stock Options, Company RSUs, Company PSUs and purchase rights under the Purchase Plan outstanding on such date, (i) there are no issued, reserved for issuance or outstanding (A)  shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries or (D) shares of deferred stock, restricted stock units, equity-based performance units, stock appreciation rights or “phantom” stock awards with respect to any capital stock of the Company or any of its Subsidiaries, or derivative securities or other rights that are directly or indirectly linked to the value of the Company Common Stock, or the value of the Company, any of its Subsidiaries or any assets or securities thereof and (ii) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities (except pursuant to the forfeiture of Company Stock Options, Company RSUs or Company PSUs or the acquisition by the Company of shares of Company Common Stock in settlement of the exercise price of a Company Stock Option or the Tax withholding obligations of holders of Company Stock Options, Company PSUs or Company RSUs, in each case in accordance with their terms as in effect on the date of this Agreement).

(e)                                  None of the Company Common Stock is owned by any Subsidiary of the Company.

Section 4.4                                    Authority.  The Company has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of and perform its obligations under this Agreement.  The execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the

Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement or to comply with the provisions of and perform its obligations under this Agreement.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).  The Board of Directors of the Company, at a meeting duly called and held and at which a quorum was present, duly adopted resolutions unanimously (a) adopting and declaring the advisability of this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (b) declaring that it is in the best interests of the Company and the stockholders of the Company (other than Parent and its Subsidiaries) that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement and that the stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (c) declaring that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders (other than Parent and its Subsidiaries) and (d) recommending that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer (collectively, the “Company Recommendation”), which resolutions, except to the extent permitted by Section 6.2, have not been rescinded, modified or withdrawn in any way.

Section 4.5                                    Non-Contravention.  The execution and delivery of this Agreement by the Company do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, require any payment to or consent or other action by any Person, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration or other change of any right or obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (a) the Company Charter or the Company Bylaws or the comparable organizational documents of any of the Company’s Subsidiaries, (b) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, distribution agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise, license or authorization, whether oral or written, that is or by its terms purports to be legally binding (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (c) any (i) federal, state or local, domestic or foreign, statute, law (statutory or otherwise), code, ordinance, rule, regulation or treaty of any Governmental Entity (each, a “Law”) or (ii) federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree of any Governmental Entity or arbitrator (each, a “Judgment”), in each case applicable to the Company or any of its Subsidiaries or their respective properties or other assets, subject to the governmental filings and the other matters referred to in Section 4.6 below, other than, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.6                                    Required Filings and Consents.  No consent, approval, order or authorization of, action or non-action by or in respect of, or registration, declaration or filing with, any transnational, federal, state or local, domestic or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (a) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”); (b) compliance with any other applicable federal, state or foreign statute, rule, regulation, order, decree, administrative and judicial doctrine or other Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, lessening of competition or foreign investment (together with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, each a “Competition Law” and, collectively, the “Competition Laws”), (c) the filing with the SEC of (i) the Schedule 14D-9, (ii) an information statement required in connection with the Offer under Rule 14f-1 under the Exchange Act (as amended or supplemented from time to time, the “Information Statement”) and (iii) such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (d) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (e) any filings required under the rules and regulations of The NASDAQ Stock Market LLC (“NASDAQ”) and (f) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.7                                    Company SEC Documents and the Sarbanes-Oxley Act.

(a)                                 The Company has timely filed or furnished, as applicable, all registration statements, reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished, as applicable, by the Company since and including December 31, 2010, including under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) (such documents, together with any documents and information incorporated therein by reference and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”).  Each of the audited consolidated financial statements and unaudited consolidated interim financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(b)                                 As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.  To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.  There has been no material correspondence between the SEC and the Company since December 31, 2010 through the date hereof that is not available on the SEC’s Electronic Data Gathering and Retrieval database. As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof, when filed, distributed and/or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of NASDAQ, the Securities Act, the Exchange Act and SOX, as the case may be.

(c)                                  Each of the principal executive officer of the Company and principal financial officer of the Company (or each former such officer) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications were true and accurate as of the date such certifications were made.  The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required under Rules 13a-15(a) and 15d-15(a) under the Exchange Act and is in compliance in all material respects with such system.  The Company and its Subsidiaries maintain and keep in all material respects books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company.  The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company comply with Rules 13a-15(a) and 15d-15(a) under the Exchange Act and are designed to ensure that all material information relating to the Company and its Subsidiaries is communicated to the Company’s management, including the chief executive officer and chief financial officer of the Company.  Since December 31, 2010, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Board of Directors of the Company, (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and the Company has provided to Parent copies of any non-privileged written materials in its possession relating to each of the foregoing. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee since December 31, 2010.

(d)                                 There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.  The Company has not, since the enactment of SOX, taken any action prohibited by Section 402 of SOX.

(e)                                  Section 4.7(e) of the Company Disclosure Schedule describes, and the Company has made available to Parent copies of the documentation creating or governing, any securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries since December 31, 2010.

Section 4.8                                    No Undisclosed Liabilities.  Except (a) as reflected or reserved against in the Company’s financial statements or notes thereto for the fiscal year ended December 31, 2012 included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements and (c) for liabilities expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.9                                    Information Supplied.  None of the information included or incorporated by reference in the Schedule 14D-9 or the Information Statement (and none of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents) will, at the respective times the Schedule 14D-9, the Information Statement and the Offer Documents are filed with the SEC or first published, amended or supplemented or sent or given to the Company’s stockholders contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 14D-9, the Information Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.  Each of the Schedule 14D-9 and the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.10                             Absence of Certain Changes or Events.  Between December 31, 2012 and the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, (b) the Company and its Subsidiaries have not taken or have not agreed to take any action that would be prohibited by Section 6.1(a)(vi), Section 6.1(a)(xv) or Section 6.1(a)(xviii) (as it relates to Section 6.1(a)(vi) or Section 6.1(a)(xv)) if such action were taken during the period between the date of this Agreement and the Effective Time and (c) there have not been any Events in such period that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.11                             Litigation.  (a) There is no claim, suit, action, investigation, complaint or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their respective assets or properties, except for stockholder litigation arising after the date hereof that relates to this Agreement or the transactions contemplated hereby, (b) there is no Judgment outstanding against the Company or any of its Subsidiaries or any of their respective assets or properties and (c) the Company has not received any written notification of, and to the Knowledge of the Company there is no, investigation by any Governmental Entity involving the Company or any of its Subsidiaries, any of their respective assets or properties, that in the case of each of clauses (a), (b) and (c), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 4.12                             Contracts.

(a)                                 Section 4.12 of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.12(a) under which the Company or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement:

(i)                                     each Contract to which the Company or any of its Subsidiaries is a party that grants any material right of first refusal or first offer to any Person or restricts in any material respect the ability of the Company or any of its Subsidiaries (or, after the Effective Time, that purports to restrict in any material respect the ability of Parent or any of its Subsidiaries) to (A) compete with any Person in any area, (B) engage in any activity or business, (C) own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses, (D) sell any products or services to any other Person or in any geographic region or (E) obtain products or services from any Person;

(ii)                                  each joint venture, strategic alliance or partnership agreement or similar arrangement;

(iii)                               each Contract that involves future expenditures or receipts by the Company or any Subsidiary of the Company of more than $1,000,000 in any one-year period and that cannot be terminated by the Company or its Subsidiaries on less than sixty (60) days’ notice without material payment or penalty;

(iv)                              each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that, individually or in the aggregate, obligate the Company to make, or entitle the Company to receive (or could reasonably be expected to result in the receipt or making of) future payments in excess of $1,000,000;

(v)                                 each lease or sublease of real property under which the Company or one of its Subsidiaries is a landlord, sublessor, tenant or subtenant involving annual rental payments in excess of $250,000;

(vi)                              each Contract relating to indebtedness for borrowed money or any financial guaranty other than (A) Contracts solely among the Company and its wholly owned Subsidiaries and (B) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $250,000 individually or in the aggregate (other than surety or performance bonds or similar agreements entered into in the ordinary course of business consistent with past practice);

(vii)                           each Contract between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 126-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director, Affiliate or family member, but not including any Employee Plans;

(viii)                        any other Contract which would prohibit or materially delay the consummation of the Offer or the Merger or any other transaction contemplated by this Agreement;

(ix)                              any Contract (excluding (x) licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms and (y) service contracts related to pre-clinical or clinical development of any Medicine to the extent the licenses contained therein are incidental to such contracts, immaterial, non-exclusive and granted in the ordinary course of business) under which the Company or any of its Subsidiaries is granted any material license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property Right of a third party;

(x)                                 any Contract (excluding licenses contained in service contracts related to pre-clinical or clinical development of any Medicine to the extent the licenses contained therein are incidental to such contract, immaterial, non-exclusive and granted in the ordinary course of business) under which the

Company or any of its Subsidiaries has granted to a third party any material license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property Right;

(xi)                              any Contract not described in any other subsection of this Section 4.12(a) that relates to the research, development, distribution, marketing, supply, license, collaboration, co-promotion or manufacturing of any Key Product, which, if terminated or not renewed, would reasonably be expected to have a material and adverse effect on the Company’s Key Products, taken as a whole;

(xii)                           any stockholders, investors rights, registration rights or similar agreement or arrangement;

(xiii)                        any Contract (A) with any sole-source supplier of material tangible products or services relating to any Key Product (or any supplier of such products or services that cannot be obtained from another source) or (B) that includes (x) any material “most favored nations” terms and conditions (including, without limitation, with respect to pricing) or (y) any minimum purchase arrangement in excess of $1,000,000 over any 12-month period;

(xiv)                       any Contract pursuant to which the Company or any of its Subsidiaries has continuing obligations or interests involving (A) milestone or similar payments, including upon the achievement of regulatory or commercial milestones or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any of its Subsidiaries, in each case that cannot be terminated by the Company or its Subsidiaries without penalty without more than sixty (60) days’ notice without material payment or penalty;

(xv)                          any Contract that relates to any swap, forward, futures, warrant, option or other derivative transaction;

(xvi)                       any Contract relating to any loan or other extension of credit  (other than trade credits and accounts receivable in the ordinary course of business consistent with past practice) made by the Company or any of its Subsidiaries, except as described in Section 4.12(a)(vi)(A); or

(xvii)                    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), but not including any Employee Plans.

(b)                                 Each Contract of the Company or any of its Subsidiaries that is required to be set forth on Section 4.12 of the Company Disclosure Schedule or required to be filed as an exhibit to the Filed Company SEC Documents (a “Material Contract”) is in full force and effect (except for those Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, each other party thereto, in each case, in accordance with its terms, except for such failures to be in full force and effect or to be legal, valid, binding or enforceable that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  Each of the Company and its Subsidiaries has performed or is performing all obligations required to be performed by it under the Material Contracts and is not in breach or default thereunder, and has not waived or failed to enforce any rights or benefits thereunder, and, to the Knowledge of the Company, no other party to any of the Material Contracts is in breach or default thereunder, and no event has occurred which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract or would give to others any right of termination, amendment or cancellation of any Material Contract or any license thereunder, except for, in each case, any such failures to perform, breaches, defaults, waivers, failures to enforce or events that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  The Company has prior to the date of this Agreement made available to Parent a true and complete copy of each Material Contract (including all amendments, modifications, extensions and renewals thereof and waivers thereunder).

Section 4.13                             Permits; Compliance with Laws.

(a)                                 The Company and its Subsidiaries have (whether directly or pursuant to Contracts in which third parties have effectively granted to the Company or its Subsidiaries the rights of such third parties) in effect all certificates, permits, licenses, franchises, approvals, concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Entity (collectively, “Permits”) that are necessary for the Company and its Subsidiaries to own, lease or operate their properties and assets and to carry on their businesses as currently conducted, except where the failure to have such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Since December 31, 2010, each of the Company and its Subsidiaries has been in compliance with, and to the Knowledge of the Company is not under investigation with respect to or has not been threatened to be charged with any violation of, the terms of its Permits and all applicable Laws and Judgments, except for those failures to be in compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any notification since December 31, 2010 from any Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to any material liability under, any material Permit, Law or Judgment or relating to the revocation or modification of any material Permit.  There is no Judgment outstanding against the Company or any of its Subsidiaries that is or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 None of the Company, any of its Subsidiaries, or to the Company’s Knowledge, any of their respective directors, officers, consultants, agents or other Persons acting for or on their behalf, has taken any action that would result in a violation in any material respect by such Person of the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff), The Bribery Act of 2010 of the United Kingdom, or any other anti-corruption or anti-bribery Law (but, in each case, only to the extent such Law is applicable to the Company, its Subsidiaries or such Persons). The Company has instituted and maintained policies and procedures designed to prevent such Persons from taking such actions (but, in each case, only to the extent such Law is applicable to the Company, its Subsidiaries or such Persons).

(c)                                  This Section 4.13 does not relate to environmental matters, employee benefit matters, labor relations matters or Tax matters.

Section 4.14                             Properties.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets (i) reflected on the Company’s financial statements or notes thereto for the fiscal year ended December 31, 2012 included in the Company SEC Documents or (ii) acquired or leased after December 31, 2012, except, in each case, as have been disposed of since December 31, 2012 in the ordinary course of business consistent with past practice.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no such property or assets is subject to any Lien (other than Permitted Liens).

Section 4.15                             Environmental Matters.

(a)                                 Except where it would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries are and have been since December 31, 2010 in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company or any of its Subsidiaries is in violation of, or has any liability under, any applicable Environmental Law or Environmental Permit, (ii) each of the Company and its Subsidiaries has obtained and is operating in compliance with all applicable Environmental Permits, (iii) there is no Environmental Claim pending or threatened against the Company or any of its Subsidiaries, (iv) there has been no Release of Hazardous Materials at, from, to, on or under any of the properties that are currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any properties to which the Company or any of its Subsidiaries has sent waste, and (v) neither the Company nor any Subsidiary owns, leases or operates any property in New Jersey or Connecticut.

(b)                                 The representations and warranties set forth in Section 4.15(a) are the Company’s sole and exclusive representations and warranties with respect to Environmental Law, the Release of Hazardous Materials and environmental matters.

(c)                                  The term “Environmental Claim” means any administrative, regulatory or judicial action, suit, proceeding, order, claim, directive, Lien, or written notice, demand or request or investigation by or from any Governmental Entity or any other Person alleging liability relating to or arising out of any Environmental Law or Environmental Permit, including a Release of, or human exposure to, any Hazardous Material.  The term “Environmental Permit” means any Permit required under any applicable Environmental Law for the Company or its Subsidiaries to conduct or own its respective businesses.  The term “Environmental Law” means any Law or Judgment relating to pollution, the environment, natural resources, or human health as it relates to the environment, including Laws or Judgments relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the handling, disposal, use, treatment, storage or transport of Hazardous Materials.  The term “Hazardous Material” means any (i) medical, biological or biohazardous material (including any infectious material, biological product, bodily fluid, stock, culture, diagnostic specimen, regulated animal, or medical waste) that is regulated under any Environmental Law, (ii) petroleum product, derivative or by-product, asbestos, asbestos-containing material, radon, urea formaldehyde foam insulation, polychlorinated biphenyls, or radioactive materials or (iii) other chemical, substance, material or waste that in relevant form, quantity or concentration is regulated under any Environmental Law.  The term “Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata).

Section 4.16                             Employee Benefits.

(a)                                 Section 4.16(a) of the Company Disclosure Schedule sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other  employment, consulting, severance pay, termination protection, change in control, salary continuation, bonus, incentive, transaction bonus, retention, equity or equity-based award, retirement, pension, profit sharing, deferred compensation, vacation, medical, dental, vision, prescription or fringe benefit, life insurance, relocation or expatriate benefit, perquisite, disability or sick leave benefit, employee assistance, supplemental unemployment benefit or post-employment or retirement benefit (including compensation, pension, health, medical or insurance benefits) plans, contracts, programs, funds or arrangements and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements, in each case whether or not written, (A) that are maintained, sponsored or contributed to by the Company or any of its Subsidiaries in respect of any current or former Service Providers or (B) to which the Company or any of its Subsidiaries is a party or may have any direct or indirect liability (collectively, the “Employee Plans”).  Section 4.16(a) of the Company Disclosure Schedule further specifies whether each such Employee Plan covers current or former Service Providers located primarily within the United States or covers current or former Service Providers located primarily outside the United States (each such plan, an “International Plan”).

(b)                                 Copies of the following materials have been made available to Parent (in each case to the extent applicable):  (i) the plan document for each Employee Plan (or a description if such plan is not written) and all amendments thereto, (ii) the current determination letter from the Internal Revenue Service (“IRS”) with respect to each Employee Plan, (iii) the current prospectus or summary plan description and any summary of material modifications with respect to each Employee Plan, (iv) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, (v) each current trust agreement, insurance contract and other document relating to the funding or payment of benefits under any Employee Plan and any amendments thereto, (vi) the most recently prepared actuarial reports and financial statements with respect to any Employee Plan, (vii) all material documents and correspondence relating to any Employee Plan provided by or to any applicable Governmental Entity during the past three (3) years, (viii) all current administrative and other service contracts with respect to any Employee Plan, and amendments thereto, (ix) all current employee handbooks, manuals and policies of the Company and its Subsidiaries and (x) for each Employee Plan that is an

International Plan, any applicable documents that are substantially comparable (taking into account differences in applicable Laws and practices) to the documents required to be provided in clauses (ii) through (iv).

(c)                                  Each Employee Plan has been maintained, operated and administered in material compliance with its terms and in material compliance with all applicable Laws.  With respect to any Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any of its Subsidiaries to incur any material liability under ERISA or the Code.

(d)                                 Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to the Company’s Knowledge, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation.  Each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code.

(e)                                  Except as set forth on Section 4.16(e) of the Company Disclosure Schedule, (i) neither the Company nor any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or which together with the Company is treated as a single employer under Section 414(t) of the Code (each, an “ERISA Affiliate”), currently has, or in the past six (6) years had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code and (ii) no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that could reasonably be expected to present a material risk to the Company or any ERISA Affiliate of incurring any such liability.

(f)                                   With respect to each group health plan benefiting any current or former employee of the Company or any ERISA Affiliate that is subject to Section 4980B of the Code, the Company and each ERISA Affiliate has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(g)                                  There is no pending or to the Knowledge of the Company, threatened, assessment, complaint, proceeding or investigation of any kind in any court or government agency with respect to any Employee Plan (other than routine claims for benefits).

(h)                                 No Employee Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(i)                                     Except as set forth in Section 4.16(i) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Offer Closing, Parent, to merge, amend or terminate any Employee Plan. No amount that could be received (whether in cash or property or the vesting of property) as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in U.S. Treasury Regulations Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would reasonably be expected to be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(j)                                    Each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in documentary compliance with, and the Company and its Subsidiaries have, since January 1, 2009, complied in practice and operation with, all applicable requirements of Section 409A of the Code.  Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

(k)                                 Each International Plan (i) has been maintained in material compliance with its terms and applicable Laws, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(l)                                     The exercise price of each Company Stock Option is not less than the fair market value of a share of Company Common Stock on the date of grant of such Company Stock Option.

(m)                             Sections 4.3, 4.5 - 4.12, 4.17, 4.18, and 4.21 and this Section 4.16 contain the sole representations and warranties in this Agreement for all employee benefits matters.

Section 4.17                             Labor Matters.

(a)                                 The Company and its Subsidiaries are or since December 31, 2010 have been in material compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans and wage payment, except for those failures to be in compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Neither the Company nor any of its Subsidiaries is or since December 31, 2010 has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, and, to the Company’s Knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Service Provider’s employment with the Company or its Subsidiaries.  There are no unfair labor practice complaints or union representation proceedings involving current or former Service Providers pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Entity.  There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s Knowledge, threatened in writing against or affecting the Company or any of its Subsidiaries.

(c)                                  Except as set forth in Section 4.17(c) of the Company Disclosure Schedule, (i) the consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required by applicable Law or any agreement with such employee representative body for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby and (ii) the Company and its Subsidiaries have complied in all material respects with their respective obligations under applicable Law or any agreement with an employee representative body described in clause (i) of this Section 4.17(c) to inform, consult with and/or obtain consent from any such entity during the two-year period prior to the date hereof.

(d)                                 The Company and each of its Subsidiaries is, and has been since December 31, 2010, in material compliance with the Workers Adjustment and Retraining Notification Act and any comparable applicable foreign, state, or local Law pertaining to plant closings and mass layoffs (“WARN”) and has no material liabilities thereunder.  Neither the Company nor any of its Subsidiaries has engaged in any plant closings or mass layoffs (or similar actions under applicable foreign, state or local Law) that would reasonably be expected to cause Buyer or any of its Affiliates to have any material liability or other material obligation following the Closing Date under WARN.

(e)                                  Sections 4.5 - 4.12, 4.16 and 4.18 and this Section 4.17 contain the sole representations and warranties in this Agreement for all labor matters.

Section 4.18                             Taxes.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a)                                 All Tax Returns required to be filed by the Company and its Subsidiaries have been timely filed (taking into account applicable extensions), and all such Tax Returns were true, correct and complete in all respects.  All Taxes due and payable by the Company or its Subsidiaries have been paid on a timely basis (whether or not such Taxes were shown as due and payable on any Tax Returns) or, where payment is not yet due or has not been made, the Company and each of its Subsidiaries, as applicable, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books or, to the extent such amounts are being contested in good faith by the Company or its Subsidiaries, has established reserves on its books or records in accordance with GAAP.

(b)                                 The U.S. federal income Tax Returns of the Company and its U.S. Subsidiaries through the Tax year ended December 31, 2009 are closed to assessment except to the extent of amended Tax Returns filed for the Tax years ended December 31, 2008 and 2009.  Section 4.18(b) of the Company Disclosure Schedule lists all amended United States federal and state, Belgian and, to the Knowledge of the Company, Swedish and United Kingdom income or income-based franchise Tax Returns filed by the Company and its Subsidiaries with respect to any Tax year ending after December 31, 2007.

(c)                                  Neither the Company nor any of its Subsidiaries is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns other than a group of which the Company is the common parent.  Neither the Company nor any of its Subsidiaries has any actual liability for any Taxes of any Person other than the Company or any of its Subsidiaries (i) under U.S. Treasury Regulations Section 1.1502-6 (or any other comparable or similar Law) or (ii) as a transferee or successor.  Neither the Company nor any of its Subsidiaries has entered into any agreement, arrangement, Tax ruling, Tax holiday or has taken advantage of or expects to take advantage of any incentive regime which results in an effective Tax rate lower than the statutory Tax rate with any Taxing authority with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(d)                                 No audit, claim, action, suit or investigation or other proceeding with respect to any Taxes due from the Company or any of its Subsidiaries, any Tax asset or any Tax Return of the Company or any of its Subsidiaries, is pending or, to the Company’s Knowledge, threatened.  Each assessed deficiency resulting from any audit, claim, action, suit, investigation or other proceeding with respect to Taxes by any Governmental Entity has been timely paid and fully satisfied.

(e)                                  No extension of the statute of limitations on the assessment or collection of any Taxes has been granted by the Company or any of its Subsidiaries that is currently in effect.

(f)                                   No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(g)                                  Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during a two-year period ending on the date hereof that was purported or intended to qualify for tax-free treatment pursuant to Section 355(a) of the Code.

(h)                                 The Company and each of its Subsidiaries has properly withheld, and paid over to the appropriate Taxing authority, all Taxes that it was required to withhold from any payment (including any dividend or interest payment) to any employee, independent contractor, creditor, shareholder, vendor or other Person.

(i)                                     Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4. The Company has disclosed on its United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code or any similar provision of applicable Law in any non-U.S. jurisdiction.

(j)                                    No jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return has made a claim in writing that the Company or any of its Subsidiaries is required to file a Tax Return for such jurisdiction.

(k)                                 With respect to finished goods transactions between the Company, ViroPharma Biologics, Inc. and ViroPharma SPRL, the Company has prepared or caused to have been prepared sufficient documentation to provide a level of comfort to the Company of at least a “more likely than not” standard that such transfer prices (i) comply with applicable law and (ii) satisfy the requirements necessary to mitigate potential penalties under Section 6662 of the Code for all fiscal years ended December 31, 2010 and thereafter. The Company has provided to Parent the only final formal written report for the year ended December 31, 2012 related to such transactions.

(l)                                     Neither the Company nor any Subsidiary is a party to or is bound by any Tax Sharing Agreement.

(m)                             For purposes of this Agreement, (i) “Tax” and “Taxes” mean all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of taxes, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by any Governmental Entity, and any interest, penalties, assessments, additions to tax and additional amounts imposed with respect thereto and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information or filing required to be supplied to a Governmental Entity with respect to Taxes (including any schedule or attachment thereto or amended return), including information returns, any documents with respect to or accompanying payments of estimated Taxes, or any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.  “Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Effective Time binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

(n)                                 Sections 4.7, 4.10, 4.14, and 4.16 and this Section 4.18 contain the sole representations and warranties in this Agreement for all matters relating to Taxes.

Section 4.19                             Intellectual Property.

(a)                                 Each of the Company and its Subsidiaries is the sole and exclusive owner of, or is licensed or otherwise has the right to use (in each case, free and clear of any Liens other than Permitted Liens) all Intellectual Property Rights used or held for use in or necessary for the conduct of its business as currently conducted and as proposed to be conducted in the Filed Company SEC Documents, including the research, development, clinical testing, manufacturing, commercialization and other exploitation of any and all Key Products and Medicines, except for those failures to so own, license or otherwise have the right to use that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Except for any such infringement, misappropriation or other violation that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated, has been accused of infringing, misappropriating or otherwise violating, is infringing, misappropriating or otherwise violating, or, upon the commercialization of any product, product candidate or compound, will infringe, misappropriate or otherwise violate, any Intellectual Property Right of any Person.  To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated, has been accused of infringing, misappropriating or otherwise violating, is infringing misappropriating or otherwise violating or, upon commercialization of any product, product candidate or compound, will infringe, misappropriate or otherwise violate any Intellectual Property Right owned by or exclusively licensed to the Company or any of its Subsidiaries, except for any infringements, misappropriations or other violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(c)                                  There is no claim, suit, action, investigation, complaint or proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that the use of any Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe, contribute to the infringement of, or otherwise violate any Intellectual Property Right of any Person, in each case that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.  Except as disclosed in the Filed Company SEC Documents, no claims, cancellations, oppositions, interferences, reissuances, reexaminations, declaratory judgment actions or other actions or proceedings are pending or, to the Company’s Knowledge, threatened, in each case, with regard to the ownership or license rights of the Company or any of its

Subsidiaries in any of their respective Intellectual Property Rights or the validity or enforceability thereof, except for any claims, cancellations, oppositions, interferences, reissuances, reexaminations, declaratory judgment actions or other actions or proceedings that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  None of the Intellectual Property Rights of the Company or any of its Subsidiaries has been adjudged invalid or unenforceable in whole or part, or in the case of any pending patent applications of the Company or any of its Subsidiaries, has been the subject of a final and non-appealable finding of unpatentability, in each case except for any such judgments or findings that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, to the Company’s Knowledge, all issued patents, registered trademarks and registered copyrights owned by or exclusively licensed to the Company or any of its Subsidiaries are valid, enforceable, in full force and effect and subsisting.

(d)                                 All material (i) patents and applications therefor and (ii) registered trademarks and applications therefor, domain name registrations (if any) and copyright registrations (if any), in each case, comprising Intellectual Property Rights, that are owned (wholly or jointly) by or exclusively licensed to the Company or any of its Subsidiaries as of the date hereof are listed in Section 4.19(d) of the Company Disclosure Schedule, specifying as to each such item, as applicable, (A) the owner and title thereof, (B) the jurisdiction in which such item is issued or registered or in which an application for issuance or registration has been filed, (C) the respective issuance, registration or application number of such item and (D) the date of application and issuance or registration of such item.

(e)                                  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property Right used or held for use by, or necessary for the conduct of the business of, the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property Right used or held for use by, or necessary for the conduct of the business of, the Company or any of its Subsidiaries.

(f)                                   The Company and its Subsidiaries have used commercially reasonable efforts and taken commercially reasonable steps to maintain and protect their trade secrets and other confidential Intellectual Property Rights in confidence, including the development and implementation of a policy reasonably designed for the protection of such trade secrets and other confidential Intellectual Property Rights requiring all employees of the Company and its Subsidiaries and any other Person with access to such trade secrets or other confidential Intellectual Property Rights, to execute confidentiality agreements with respect to the confidentiality and use of such trade secrets and other confidential Intellectual Property Rights developed for or obtained from the Company or any of its Subsidiaries, except in each case, for any failures to use commercially reasonable efforts, to take commercially reasonable steps, or to obtain any such agreements that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  No trade secrets or other confidential

Intellectual Property Rights of the Company or its Subsidiaries’ have been disclosed other than to employees, representatives and agents of the Company or its Subsidiaries, all of whom are bound by written confidentiality agreements, except for any disclosure that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(g)                                  To the extent that any Intellectual Property Right has been developed or created by a third party (including any current or former employee of the Company or any of its Subsidiaries) for the Company or any of its Subsidiaries, the Company or one of its Subsidiaries, as the case may be, has a written agreement with such third party with respect thereto, and the Company or one of its Subsidiaries thereby either (i) has obtained ownership of and is the exclusive owner of or (ii) has obtained a valid and unrestricted right to exploit, sufficient for the conduct of its business as currently conducted and as proposed to be conducted in the Filed Company SEC Documents, such Intellectual Property Right, in each case except for any failure to obtain such rights that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(h)                                 Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and, to the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets and (ii) the Company and each of its Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including but not limited to the implementation of commercially reasonable (A) data backup, (B) disaster avoidance and recovery procedures and (C) business continuity procedures, in each case consistent with industry practices.  For purposes of this Agreement, “IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

Section 4.20                             Regulatory Compliance.

(a)                                 Except as disclosed in the Filed Company SEC Documents:

(i)                                     Each medicinal or pharmaceutical product that is or has been researched, developed, manufactured, labeled, supplied, promoted, co-promoted, co-developed, co-marketed, tested, distributed, marketed, commercialized or sold by or on behalf of the Company or any of its Subsidiaries (each, a “Medicine”) is being done so in compliance with all applicable Health Laws, except for any noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(ii)                                  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any partner or other third party which pursuant to a Contract with the Company or any of its Subsidiaries co-develops, co-promotes, co-markets or otherwise has a license to develop, market or sell any Medicine of the Company or any of its Subsidiaries (such third party, a “Collaboration Partner”) has received any written notice or other communication from any Health Authority (A) withdrawing approval of any Medicine of the Company or any of its Subsidiaries or placing on “clinical hold” any clinical trial sponsored by the Company or any of its Subsidiaries or (B) alleging any violation or lack of compliance with any Health Law with respect to the research, development, marketing, manufacturing or distribution of any  Medicine.  Since December 31, 2010, neither the Company nor any of its Subsidiaries have received any notices of inspectional observations (including those reported on Form FDA 483), establishment inspection reports, warning letters, action letters or untitled letter, except for those reports or notices that would not reasonably be expected to have a Material Adverse Effect.

(iii)                               To the Company’s Knowledge, there are no investigations, suits, claims, actions or proceedings against the Company or any of its Subsidiaries relating to or arising under (A) Health Laws, (B) the Social Security Act of 1935, as amended (the “Social Security Act”) (or the regulations thereunder) or similar Laws or (C) any applicable Laws relating to government health care programs, private health care plans or the privacy and confidentiality of patient health information, except for any investigations, suits, claims, actions or proceedings that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(iv)                              Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(1)                                 the manufacture of each Medicine by the Company, any of its Subsidiaries and, to the Knowledge of the Company, any of their respective Collaboration Partners is being, and since December 31, 2010 has been, conducted in compliance with the current good manufacturing practice regulations, rules and guidances for industry for biological and drug products of the U.S. Food and Drug Administration (“FDA”) (including 21 C.F.R. Parts 210, 211) and all similar requirements in any other jurisdiction in which such Medicine is sold or intended to be sold;

(2)                                 no Medicine is under consideration by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective Collaboration Partners for recall, field correction, suspension, detention, discontinuance or withdrawal from the market, or has been recalled, corrected in the field, suspended, detained, discontinued, or withdrawn from the market, or subject to an enforcement action as a result of any action by the FDA or any other Governmental Entity, voluntarily or otherwise; and

(3)                                 none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective Collaboration Partners has received any notice that the FDA or any other Governmental Entity has initiated or is considering initiating any steps, procedures or action to withdraw approval or the license for, suspend, detain, discontinue the development, manufacture, distribution, marketing, offering for sale or sale of, or reimbursement for, request the recall or field correction of, or take any enforcement action with respect to, any Medicine.

(v)                                 All animal studies or other preclinical tests in respect of a Medicine performed in connection with or as the basis for any submission to or filing with the FDA or other comparable Governmental Entity have been conducted in accordance with applicable good laboratory practice regulations, rules, and guidances for industry for biological and drug products of the FDA and all similar requirements in any other jurisdiction in which the applicable Medicine is sold or intended to be sold, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(vi)                              Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(1)                                 all clinical trials being conducted in respect of a Medicine by the Company, any of its Subsidiaries and, to the Knowledge of the Company, any of their respective Collaboration Partners, wherever conducted, have been and are being conducted in compliance with all requirements of applicable Health Laws relating to protection of human subjects, including those contained in the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline and 21 C.F.R. Parts 50, 54, 56, 312, 314 and 601; and

(2)                                 no clinical trial conducted by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective Collaboration Partners has been terminated or suspended prior to completion for safety reasons, and neither the FDA nor any other Governmental Entity, clinical investigator or institutional review board has initiated or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay or suspend any such ongoing clinical trial, suspend or terminate any Investigational New Drug Application or other foreign equivalent sponsored by the Company or any of its Subsidiaries, disqualify, restrict or debar any clinical investigator or other Person involved in any such clinical trial or otherwise restrict the preclinical research on or clinical study of any Medicine.

(b)                                 Complete and accurate copies of all material scientific and clinical data of the Company or any of its Subsidiaries and all material written correspondence with all Health Authorities with respect to each Medicine of the Company or any of its Subsidiaries have been made available to Parent.

(c)                                  None of the Company, any of its Subsidiaries, nor to Knowledge of the Company, any of their respective officers, employees, Collaboration Partners or agents, has made an untrue statement of a material fact or fraudulent statement to any Health Authority, failed to disclose a material fact required to be disclosed to any Health Authority, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Health Authority to invoke any similar policy, except for any act or disclosure or failure to disclose that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  None of the Company, any of its Subsidiaries, nor to Knowledge of the Company, any of their respective officers, employees, Collaboration Partners or agents, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Laws or authorized by 21 U.S.C. § 335a(b) or any similar Laws applicable in other jurisdictions in which any of the Medicines are sold or intended to be sold.

(d)                                 There are no pending or, to the Knowledge of the Company, threatened filings of an action against the Company or any of its Subsidiaries relating to the Company or any Medicine under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(e)                                  None of the Company, any of its Subsidiaries, nor to Knowledge of the Company, any of their respective officers, employees or agents: (i) is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Entity concerning compliance with federal health care program requirements; (ii) has been debarred, excluded or suspended from participation in any federal health care program; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act, codified at Title 42, Chapter 7, of the United States Code; (iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (v) is the target or subject of any current investigation by a Governmental Authority relating to any federal health care program-related offense; or (vi) is currently charged with or convicted of any criminal offense relating to the delivery of an item or service under any federal health care program.

(f)                                   None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective agents has failed to comply with any applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. Section 3801 et. seq.) or similar Law in any other jurisdiction in which any Medicine is sold or intended to be sold, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(g)                                  For purposes of this Agreement, (i) the term “Health Law” means any Law of any Governmental Entity (including multi-country organizations) the purpose of which is to ensure the safety, efficacy and quality of medicinal and pharmaceutical products by regulating the research, development, manufacturing and distribution of these products, including Laws relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports, including the U.S. Food, Drug and Cosmetic Act of 1938, as amended, the Public Health Service Act, as amended, the associated rules and regulations promulgated thereunder and all of their foreign equivalents and (ii) the term “Health Authority” means the Governmental Entities which administer Health Laws including the FDA, the European Medicines Agency and other equivalent agencies.

Section 4.21                             Rule 14d-10 Matters.  All amounts payable pursuant to the Employee Plans or any other plan, program, agreement or arrangement pursuant to which compensation is paid or payable or pursuant to which benefits are provided (collectively, the “Arrangements”) to holders of Company Common Stock and other securities of the Company (the “Covered Securityholders”) (a) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and (b) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.  The Board of Directors of the Company has determined that each member of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) is an “Independent Director” within the meaning of the applicable NASDAQ rules and is an “Independent Director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.  The Compensation Committee (i) at a meeting duly called and held at which all members of the Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (A) each Company Stock Plan, (B) the treatment of the Company Stock Options, Company RSUs, Company PSUs and rights to purchase shares of Company Common Stock under the Purchase Plan in accordance with the terms set forth in this Agreement, the applicable Company Stock Plan and any applicable Arrangement, (C) the terms of Section 3.3 of this Agreement and (D) each other Arrangement, which resolutions have not been rescinded, modified or withdrawn in any way and (ii) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.

Section 4.22                             Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person (other than Goldman, Sachs & Co. (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of the

Company.  Prior to the date hereof, the Company has provided to Parent correct and complete copies of all agreements under which any such fees and commissions are payable to the Company Financial Advisor and all indemnification and other agreements related to the engagement of the Company Financial Advisor.

Section 4.23                             Opinion of Financial Advisor.  The Company has received the opinion of the Company Financial Advisor to the effect that, as of the date hereof, and based upon and subject to the qualifications and assumptions set forth therein, $50.00 per share of Company Common Stock to be paid to the holders (other than Parent and its affiliates) of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. A written copy of such opinion will be delivered promptly after the date hereof to Parent for informational purposes only.

Section 4.24                             Anti-takeover Statutes.  The Company has no “rights plan,” “rights agreement,” or “poison pill” in effect.  Assuming that neither Parent nor any of its Affiliates is an “interested stockholder” (as defined in Section 203 of the DGCL) as of immediately prior to the execution and delivery of this Agreement, the Company has taken all action necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby from the restrictions on business combinations of Section 203 of the DGCL.  To the Knowledge of the Company, except for Section 203 of the DGCL, no other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.25                             Insurance.  The Company has delivered or otherwise made available to Parent a copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries in effect as of the date hereof.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) all such insurance policies are in full force and effect and all premiums thereon have been timely paid or, if not yet due, accrued, (b) there is no claim pending under the Company’s or any of its Subsidiaries’ insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, (c) the Company and its Subsidiaries are in compliance with the terms of such policies and bonds and (d) the Company has no knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule to this Agreement dated as of the date hereof and delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (which Parent Disclosure Schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Parent Disclosure Schedule relates; provided, however, that any information set forth in one Section or subsection of the Parent Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face), Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1                                    Organization, Standing and Corporate Power.  Each of Parent and Merger Sub is (a) a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) is duly licensed or qualified to do business as a foreign corporation and is in good standing (in jurisdictions that recognize the concept of good standing) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so incorporated, validly existing or in good standing, or to have such power or authority, would not, individually or in the aggregate with such other failures, reasonably be expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

Section 5.2                                    Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger if required by applicable Law, to the affirmative vote of Parent as the sole stockholder of Merger Sub in favor of adopting this Agreement, or if not so required, to the taking by Parent of such action as is necessary to cause the Merger to become effective in accordance with the DGCL (collectively, the “Parent Approval”), and to comply with the provisions of this Agreement.  The execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Merger Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Parent Approval, or to comply with the provisions of this Agreement.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 5.3                                    Non-Contravention.  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, require any payment to or consent or other action by any Person, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration or other change of any right or obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under (a) the certificate of incorporation or bylaws or other organizational documents of Parent or the certificate of incorporation or bylaws of Merger Sub, (b) any Contract to which Parent or Merger Sub is a party or any of their respective properties or other assets is subject or (c) subject to the governmental filings and other matters referred to in Section 5.4 below, any Law or Judgment, in each case applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not reasonably be expected to prevent, materially impede or materially delay the consummation by Parent of the Offer, the Merger or the other transactions contemplated by this Agreement.

Section 5.4                                    Required Filings and Consents.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Offer, the Merger or the other transactions contemplated by this Agreement or the compliance by Parent and Merger Sub with the provisions of this Agreement, except for (a) compliance with the HSR Act, (b) compliance with other applicable Competition Laws, (c) the filing with the SEC of (i) the Offer Documents and (ii) reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (d) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (e) any filings required under the rules and regulations of NASDAQ and compliance with the requirements of the UK Financial Conduct Authority Listing Rules and (f) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

Section 5.5                                    Information Supplied.  None of the information included or incorporated by reference in the Offer Documents (and none of the information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 or the Information Statement) will, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, amended or supplemented or sent or given to the Company’s stockholders contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company specifically for inclusion or incorporation by reference therein.  The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.

Section 5.6                                    Interim Operations of Merger Sub.  All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be owned, directly or indirectly, by Parent.  Merger Sub was formed solely for the purpose of engaging in the Offer, the Merger and the other transactions contemplated by this Agreement and has engaged in no business other than in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.

Section 5.7                                    Sufficiency of Funds.  Parent has or will have sufficient funds, or access to sufficient funds, to consummate the Offer and the Merger on the terms contemplated by this Agreement, and, at the Offer Closing and the Effective Time, Parent will have available all of the funds necessary for (a) the acquisition of all shares of Company Common Stock pursuant to the Offer, (b) the payment of the Merger Consideration pursuant to the Merger and (c) the payment to the Company of funds sufficient to pay holders of Company Stock Options, Company RSUs and Company PSUs in accordance with the provisions of Section 3.3.

Section 5.8                                    Company Stock.  Neither Parent nor Merger Sub, nor any of their respective “affiliates” or “Associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) has Beneficial Ownership of any Company Common Stock or other securities of the Company or any of its Subsidiaries, except as contemplated by this Agreement and except for any securities that may be owned by any employee benefit plan or other benefit plan administered by or on behalf of Parent or any of its Subsidiaries.  Neither Parent nor Merger Sub nor any of their respective affiliates is or has been within the last three (3) years an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

Section 5.9                                    Litigation.  (a) There is no claim, suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective assets or properties, (b) there is no Judgment outstanding against Parent or any of its Subsidiaries or any of their respective assets and (c) Parent has not received any written notification of, and to the knowledge of Parent there is no, investigation by any Governmental Entity involving Parent or any of its Subsidiaries or any of their respective assets that, in the case of each of clauses (a), (b) and (c), individually or in the aggregate, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

Section 5.10                             Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person (other than Lazard Frères & Co. LLC and Morgan Stanley & Co. International Plc), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1                                    Conduct of Business.

(a)                                 Conduct of Business by the Company.  During the period from the date of this Agreement to the Effective Time, except (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as may be required by applicable Law (including the rules of NASDAQ), (iii) as specifically contemplated or permitted by this Agreement or (iv) as set forth in Section 6.1(a) of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, (A) carry on its respective businesses in the ordinary course, including by using commercially reasonable efforts to continue current plans to develop subcutaneous and low-volume intravenous formulations of Cinryze, (B) comply in all material respects with all applicable Laws, all Permits and all Material Contracts, (C) use its commercially reasonable efforts to keep available the services of its present officers and other employees, (D) use its commercially reasonable efforts to maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (E) use its commercially reasonable efforts to cause the Company’s auditors to complete their audit for the year ending December 31, 2013 in a timely manner consistent with past practice and, at the request of Parent, to perform a review of the consolidated interim financial statements of the Company for any period beginning thereafter and (F) use its commercially reasonable efforts to maintain its relationships with its customers, lenders, suppliers, insurers and others having significant business relationships with it. Further, during the period from the date of this Agreement to the Effective Time, except (1) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (2) as may be required by applicable Law (including the rules of NASDAQ), (3) as specifically contemplated by this Agreement or (4) as set forth in Section 6.1(a) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)                                     (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, property, stock or other securities) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests or (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities (except pursuant to the forfeiture of Company Stock Options, Company RSUs or Company PSUs or the acquisition by the Company of shares of Company Common Stock in settlement of the exercise price of Company Stock Options or Company Hedge Options (in each case, that are outstanding on the date hereof in accordance with their terms on the date hereof) or the Tax withholding obligations in respect of Company Stock Options, Company RSUs or Company PSUs);

(ii)                                  issue, deliver, sell, promise, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable or exercisable for, or any options, warrants, calls or rights to acquire, any such stock, interests or securities or any stock appreciation rights, restricted stock units, stock-based performance units, “phantom” stock awards or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof; provided, however, that the Company may issue shares of Company Common Stock (A) pursuant to the exercise of Company Stock Options, the exercise of purchase rights under the Purchase Plan, the settlement of Company RSUs or Company PSUs, in each case, that are outstanding on the date hereof in accordance with their terms on the date hereof; (B) upon the conversion of the Convertible Notes that are outstanding on the date hereof in accordance with their terms on the date hereof; and (C) upon the exercise of the Call-Spread Warrants that are outstanding on the date hereof in accordance with their terms on the date hereof;

(iii)                               amend the Company Charter or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries;

(iv)                              acquire or agree to acquire any assets, securities or properties (including, whether by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any Person or business or division thereof), other than supplies or inventory in the ordinary course of business consistent with past practice;

(v)                                 sell, lease, license, sell and lease back, mortgage or otherwise subject to any Lien (other than Permitted Liens) or otherwise dispose of, abandon or permit to lapse any of its properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities, and Intellectual Property Rights), except for (A) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice; (B) sales of properties or assets in the ordinary course of business with a sale price that does not exceed $500,000 individually or $1,000,000 in the aggregate; and (C) transfers among the Company and its Subsidiaries in the ordinary course of business consistent with past practice and that (x) are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (including with respect to Taxes), and (y) are not otherwise prohibited by Section 6.1(b);

(vi)                              (A) incur, create or assume any indebtedness for borrowed money, including by way of a guarantee or an issuance or sale of debt securities (other than short-term borrowings in an amount not to exceed $1,000,000 in the aggregate incurred in the ordinary course of business consistent with past practice to finance the Company’s and its Subsidiaries’ working capital needs) or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company, and except for advances to employees in respect of travel or other related ordinary expenses, in each case in the ordinary course of business consistent with past practice;

(vii)                           incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, other than (A) those set forth in Section 6.1(a)(vii) of the Company Disclosure Schedule or (B) other capital expenditures that do not exceed $500,000 individually or $1,000,000 in the aggregate;

(viii)                        pay, discharge, settle or satisfy (or cause any insurer to pay, discharge, settle or satisfy), or offer to pay, discharge, settle or satisfy, (A) any claims of stockholders or any stockholder litigation relating to this Agreement or any transaction contemplated by this Agreement or otherwise, (B) any litigation, investigation, arbitration, proceeding or other claim, including with respect to the matters listed on Section 4.11 of the Company Disclosure Schedule, other than for an amount not to exceed $500,000 individually or $1,000,000 in the aggregate; provided, that such payment, discharge, settlement or satisfaction thereof (1) includes an express and unconditional release of the Company and its Subsidiaries and their respective officers and directors with respect thereto and (2) does not provide for any remedies other than money damages or (C) any other liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than, in the case of this clause (C), the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or as required by their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reserved against in the Company’s most recent financial statements (including the notes thereto) included in the Filed Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, other than the fees and expenses of the Company Financial Advisor and other transaction costs related to this Agreement and the transactions contemplated hereunder;

(ix)                              (A) enter into any Material Contract or a Contract that would be a Material Contract if it had been entered into prior to the date hereof (including by amending of any Contract such that such Contract becomes a Material Contract), (B) modify or amend in any material respect any Material Contract, (C) waive, release, assign or fail to exercise or pursue any material rights or claims under any Material Contract or (D) accelerate, terminate or cancel any Material Contract;

(x)                                 (A) increase the compensation or benefits payable or to become payable, grant any severance, termination or retention pay, or pay or award any pension, retirement allowance or other equity or non-equity incentive awards to, or discretionarily accelerate the vesting or payment of any equity award held by, any current or former Service Provider, (B) amend or modify any Employee Plan or adopt or enter into any employee benefit plan, agreement or arrangement that would be an Employee Plan if in effect on the date hereof, (C) make any loans to any current or former Service Provider or (D) hire any employee at a rate of base compensation exceeding $100,000, except, in the case of clauses (A), (B) and (C), (I) as required by applicable Law or any Contract entered into prior to the date hereof, (II) as required by the terms of any Employee Plan or (III) for any employee who is not a director or officer of the Company and whose base salary does not exceed $100,000, an increase in base compensation or broad-based benefits in the ordinary course of business consistent with past practice; provided, that, in no event will the Company be permitted to grant any equity incentive awards during the period from the date of this Agreement to the Effective Time;

(xi)                              form any Subsidiary of the Company;

(xii)                           adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries; provided, however, the Company and its Subsidiaries shall be permitted to form employee representative bodies and works councils in accordance with applicable Law;

(xiii)                        subject to Section 6.2, enter into, approve or recommend (or propose publicly to approve or recommend), or permit any of the Company’s Subsidiaries to enter into, any agreement requiring, or reasonably be expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere or be inconsistent with, the Offer, the Merger or any of the other transactions contemplated by this Agreement or requiring, or reasonably expected to cause, the Company to fail to comply with this Agreement;

(xiv)                       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(xv)                          change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X under the Exchange Act, as agreed to by its independent public accountants;

(xvi)                       fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xvii)                    subject to Section 6.2, take any action intended to result in any of the Offer Conditions set forth on Exhibit A or to the Merger set forth in Article VIII not being satisfied or intended to prevent, delay or impair the ability of the Company to consummate the Merger; or

(xviii)                 authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b)                                 Certain Tax Matters.  During the period from the date of this Agreement to the Effective Time, except (i) as required by applicable Tax Law, (ii) with Parent’s prior written consent or (iii) as set forth in Section 6.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries will make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Return, claim any material Tax refund, enter into any closing agreement relating to any material Tax, commence or enter into any advance pricing agreement, execute (in whole or in part) any material Tax planning, undertake any material correspondence relating to any advance pricing agreement, change any policies relating to transfer pricing, settle or compromise any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or consent to any extension of waiver of the statute of limitations period applicable to any material Tax claim or assessment.

(c)                                  Conduct of Business by Parent and Merger Sub.  During the period from the date of this Agreement to the Closing Date, each of Parent and Merger Sub agrees that it, and its respective Affiliates, shall not engage in any business combination, including an asset acquisition, that would reasonably be expected to result in any of the Offer Conditions set forth in Exhibit A or any of the conditions to the Merger set forth in Article VIII not being satisfied prior to the Termination Date.

(d)                                 No Control of the Company’s Business.  The Company, on the one hand, and Parent and Merger Sub on the other, acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Offer Closing, (ii) prior to the Offer Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in Section 6.1(a) or Section 6.1(b) or elsewhere in this Agreement to the extent the requirement of such consent would be inconsistent with applicable Law.

Section 6.2                                    No Solicitation.

(a)                                 Subject to this Section 6.2(a), from the date of this Agreement to the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 9.1, the Company shall not, nor shall it permit any of its controlled Affiliates to, nor shall it authorize or permit any of its or its controlled Affiliates’ directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, propose or knowingly encourage, or take any other action to knowingly facilitate, any Takeover Proposal or any inquiries or offers or the making of any proposal or any other efforts or attempt that could reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise knowingly participate in any communications or negotiations regarding, or furnish to any Person any information with respect to, or otherwise knowingly cooperate in any way with any Person with respect to, any Takeover Proposal or any inquiries or offers or the making of any proposal or any other efforts or attempt that could reasonably be expected to lead to a Takeover Proposal.  The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all existing communications and negotiations with any Person conducted heretofore with respect to any Takeover Proposal and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith.

Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the Offer Closing, the Company, in response to a bona fide written Takeover Proposal received after the date hereof and provided, that the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisor) that (A) such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (B) failure to respond to such Takeover Proposal would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, and which Takeover Proposal did not result from a breach of this Section 6.2(a), may, and may permit and authorize its Affiliates and its and its Affiliates’ Representatives to, in each case subject to compliance with the provisions of this Agreement, (I) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives and financing sources) pursuant to a confidentiality agreement which contains terms with respect to the maintenance of confidentiality and restrictions on use of Company information that are no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a standstill provision) and (II) participate in discussions or negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal; provided, that the Company shall concurrently provide or make available to Parent any information concerning the Company or its Subsidiaries provided to such third party which was not previously provided to Parent, and the Company shall not take any of the actions referred to in the foregoing clause (I) or (II) unless it shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.  In addition, the Company shall notify Parent promptly (but in no event later than forty-eight (48) hours) after receipt by the Company (or any of its Representatives) of any Takeover Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party with respect to a Takeover Proposal.  The Company shall (i) provide the identity of the third party making any such Takeover Proposal, indication or request (to the extent disclosure of the identity of such third party is not otherwise prohibited by the Company’s confidentiality obligations to third parties in effect prior to the date hereof) and the terms and conditions of any such Takeover Proposal, indication or request, (ii) keep Parent reasonably informed, on a reasonably prompt and timely basis, of the status and details of any such Takeover Proposal, indication or request and (iii) promptly (but in no event later than forty-eight (48) hours after receipt) advise Parent of any changes to the material terms of such Takeover Proposal, indication or request.

For purposes of this Agreement, the term “Takeover Proposal” means any proposal, inquiry or offer (whether or not in writing) from any Person (other than Parent or Merger Sub or any of their Affiliates) with respect to, in a single transaction or series of transactions, any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of the Company or otherwise), of any business or asset or assets of the Company or any of its Subsidiaries representing 20% or more of the consolidated net income, revenues or assets (whether determined by reference to book value or fair market value) of the Company and its Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders or owners of any Person) or “group” (as defined under Section 13(d) of the Exchange Act) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) or any interest in such securities representing 20% or more of the outstanding shares of Company Common Stock or of the voting power of the Company’s capital stock, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, Beneficial Ownership, or the right to acquire Beneficial Ownership, or formation of any “group” (as defined under Section 13(d) of the Exchange Act) which beneficially owns or has the right to acquire Beneficial Ownership of, 20% or more of the outstanding shares of Company Common Stock or of the voting power of the Company’s capital stock or (v) combination of the foregoing.

For purposes of this Agreement, the term “Superior Proposal” means any bona fide written offer, which was not solicited after the date hereof and did not result from a breach of Section 6.2(a), made by any Person (other than Parent or Merger Sub or any of their Affiliates) that, if consummated, would result in such Person (or in the case of a direct merger between such Person and the Company, the stockholders of such Person) acquiring, directly or indirectly, more than 50% of the outstanding shares of Company Common Stock or of the voting power of the Company’s capital stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer the Board of Directors of the Company reasonably determines in good faith (after consultation with its outside legal counsel and financial advisor) (i) provides a higher value from a financial point of view to the stockholders of the Company than the consideration payable in the Offer and the Merger (taking into account all of the terms and conditions of such proposal and this Agreement, as well as any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.2(d)), (ii) is reasonably likely to be completed in a timely fashion, taking into account the conditionality and likelihood of consummation and all financial, legal, regulatory and other aspects of such proposal and (iii) if a cash transaction (whether in whole or in part), for which the consideration is fully committed or reasonably determined by the Board of Directors of the Company to be available.

(b)           Neither the Board of Directors of the Company nor any committee thereof shall (i) withhold, withdraw (or not continue to make), change, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withhold, withdraw (or not continue to make), change, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation or any approval or recommendation by any such committee regarding this Agreement, the Offer and the Merger, or approve or recommend, or propose publicly to approve or recommend any Takeover Proposal, or resolve or agree to take any such action, (ii) fail to include the Company Recommendation in the Schedule 14D-9, (iii) approve or recommend, or propose publicly to approve, recommend or permit the Company or any of its Affiliates to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement in accordance with Section 6.2(a)), (iv) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries unless the Board of Directors of the Company determines after consulting with its outside legal counsel that the failure to waive such provision would be inconsistent with its fiduciary duties under Applicable Law; provided, that the Company shall not enforce and hereby waives any provision of any such agreement that would prohibit a third party from communicating confidentially an Acquisition Proposal to the Company’s Board of Directors or (v) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of the DGCL (any such action or resolution or agreement to take such action in clauses (i) - (ii) above being referred to herein as an “Adverse Recommendation Change”).  It is agreed that any violation of the restrictions on the Company set forth in this Section 6.2 by any officer or director of the Company (or any other Representative of the Company that is authorized, intentionally sanctioned or intentionally caused by the Company) shall be deemed a breach of this Section 6.2 by the Company.  Notwithstanding the foregoing and anything in this Agreement to the contrary, but subject to Section 6.2(d), at any time prior to the Offer Closing, the Board of Directors of the Company may, following receipt of a Superior Proposal received after the date hereof and after determining in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, (A) effect an Adverse Recommendation Change or (B) cause the Company to terminate this Agreement in accordance with Section 9.1(h) in order to enter into a binding agreement providing for such Superior Proposal; provided, that immediately before and as a condition to any such termination, the Company pays to Parent the fee required by Section 9.3(b).

(c)           Notwithstanding anything to the contrary contained herein, but subject to Section 6.2(d), the Board of Directors of the Company may, at any time prior to the Offer Closing, effect an Adverse Recommendation Change for a reason unrelated to a Takeover Proposal (it being understood and agreed that any Adverse Recommendation Change proposed to be made in relation to a Takeover Proposal may only be made pursuant to and in accordance with the terms of Section 6.2(a) and (b)) if the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel, that, in light of material facts, events or circumstances that have developed since the date of this Agreement that were not known or reasonably foreseeable to the Company prior to the date hereof, the failure to take such action would be inconsistent with the fiduciary duties owed by the Board of Directors of the Company to the stockholders of the Company under applicable Law.

(d)           The Board of Directors of the Company shall not make an Adverse Recommendation Change pursuant to Section 6.2(b) or Section 6.2(c) (or terminate this Agreement pursuant to Section 9.1(h)), unless (i) if such Adverse Recommendation Change is to be made in relation to a Takeover Proposal, such Takeover Proposal constitutes a Superior Proposal, (ii) the Company promptly provides written notice to Parent at least four (4) Business Days before taking such action of its intention to do so and containing (1) in the case of any action intended to be taken in relation to a Takeover Proposal, the material terms of such Takeover Proposal, including the most current version of the proposed agreement under which such Takeover Proposal is proposed to be consummated and the identity of the Person making the Takeover Proposal (to the extent disclosure of the identity of such third party is not otherwise prohibited by the Company’s confidentiality obligations to third parties in effect prior to the date hereof) or (2) in the case of any action intended to be taken in circumstances not involving or relating to a Takeover Proposal, a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action and (iii) Parent does not make, within four (4)

Business Days after its receipt of that written notification, an offer that (1) in the case of any action intended to be taken in relation to a Takeover Proposal causes the Takeover Proposal, as determined by the Company’s Board of Directors in good faith, after consultation with its outside legal counsel and financial advisor, to no longer constitute a Superior Proposal, or (2) in the case of any action intended to be taken in circumstances not involving or relating to a Takeover Proposal, obviates, in the good faith view of the Company’s Board of Directors, after consultation with its outside legal counsel, the need for such Adverse Recommendation Change.  It is understood that in the case of any action intended to be taken in relation to a Takeover Proposal, any amendment to the financial terms or other material terms of such Takeover Proposal shall require a new written notification from the Company under this Section 6.2(d), except that the Company’s advance written notice obligation shall be reduced to forty-eight (48) hours (rather than the four (4) Business Days otherwise contemplated by the immediately preceding sentence).  The Company agrees that, during any four (4)-Business Day or forty-eight (48)-hour period, as applicable, referred to in this Section 6.2(d), the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions proposed by Parent to the terms of the transactions contemplated by this Agreement.

(e)           Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14d-9 (including Item 1012(a) of Regulation MA promulgated under the Exchange Act) and Rule 14e-2(a) promulgated under the Exchange Act and (ii) making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside legal counsel), (A) failure to so disclose would be inconsistent with its fiduciary duties under applicable Law or (B) such disclosure is required under the federal securities Laws; provided, however, that the taking of any such position or making of any such disclosure or statement (other than a “stop, look and listen” letter or similar communication contemplated by Rule 14d-9(f) under the Exchange Act) shall be subject to and only taken in compliance with Section 6.2(b), Section 6.2(c) and Section 6.2(d), as applicable.

(f)            Nothing contained in this Section 6.2 shall prohibit the Company from responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 6.2.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1            Access to Information; Confidentiality.

(a)           Prior to the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s Representatives reasonable access upon reasonable advance notice and during normal business hours to all their respective properties, assets, books, records, Contracts, Permits, documents, information, directors, officers and employees, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and its Subsidiaries, and the Company shall, and shall cause each of its Subsidiaries to, furnish to Parent any information concerning its business, assets, liabilities, employees and other aspects of the Company and its Subsidiaries as Parent may reasonably request, including information concerning the Company’s compliance with its obligations under clause (A) of Section 6.1(a) related to the development of subcutaneous and low-volume intravenous formulations of Cinryze (and the Company shall keep Parent reasonably informed on a reasonably current basis, and consider in good faith Parent’s views, with respect thereto); provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that doing so is restricted under applicable Law or otherwise would result in the loss of attorney-client privilege (provided, that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege) or is restricted pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party (which such person shall use commercially reasonable efforts to cause such counterparty thereto to waive) and provided, further, that any such access or disclosure shall be conducted at Parent’s expense during normal business hours and shall be subject to supervision by the Company’s or the applicable Subsidiary’s personnel.  Notwithstanding anything to the contrary herein, (i) Parent and Merger Sub shall not be permitted prior to the Closing Date to contact any of the Company’s or its Subsidiaries’ vendors, customers, suppliers, contract counterparties, joint venture partners or, other than as expressly contemplated by this Agreement, Governmental Entities regarding the operations of the Company or its Subsidiaries without receiving the prior written consent of the Company, which will not be unreasonably withheld and (ii) prior to the Closing Date, Parent and Merger Sub shall not have the right to conduct any environmental testing, sampling or analysis at, on, under or from any real property of the Company or its Subsidiaries.

(b)           Parent will hold, and will direct its Representatives to hold, any and all information received from the Company confidential in accordance with the Confidentiality Agreement.

Section 7.2            Reasonable Best Efforts.

(a)           Each party from whom a filing under the HSR Act would be required in order for the transactions contemplated hereby to be consummated lawfully shall, as promptly as practicable (but in no event later than ten (10) Business Days) following the date hereof, file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) all materials initially required to be filed under the HSR Act in connection with this transaction (“HSR Filing”).  As promptly as practicable following the date hereof, each party shall make all other filings necessary or appropriate under any other applicable foreign Competition Law in connection with the transactions contemplated hereby (including submitting a draft application for the approval of the transaction to the UK Office of Fair Trading (“OFT”) no later than two (2) Business Days following the date hereof).  To the extent permitted by applicable Law, the parties hereto shall request expedited treatment of any such filings, furnish to one another such necessary information and reasonable assistance as the other may require in connection with its preparation of such filings, and give each other advance notice of and a meaningful opportunity to review, and take into account each other’s reasonable comments with respect to, such filings.  Neither Parent nor the Company shall voluntarily withdraw its respective HSR Filing without the prior written consent of the other party.  After any filing or submission under the HSR Act or other Competition Law, to the extent permitted by applicable Law, the parties hereto shall keep one another apprised of the status of, and give each other advance notice of, and a meaningful opportunity to review and take into account each other’s reasonable comments, all communications with, and all inquiries or requests for additional information from, the FTC, the DOJ or any other applicable Governmental Entity, and shall comply promptly with any such reasonable inquiry or request.  To the extent permitted by the relevant Governmental Entity, the parties hereto shall give each other advance notice of and permit each other to attend all in-person or telephonic meetings or conferences between one or more of the parties hereto and one or more Governmental Entity under the HSR Act or other Competition Law.

(b)           Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement, including using its reasonable best efforts to accomplish the following:  (i) the satisfaction of the conditions precedent set forth in Exhibit A and Article VIII, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, clearances, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other Persons, (iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement.  In connection with and without limiting the generality of the foregoing, each of the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Offer, the Merger and the other transactions contemplated by this Agreement, use its reasonable best efforts to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.

(c)           In furtherance and not in limitation of the foregoing, if any objections are asserted with respect to the Offer, the Merger or any other transaction contemplated hereby under any Competition Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party, challenging the Offer, the Merger or any of the transactions contemplated hereby as violative of any Competition Law, or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement as expeditiously as reasonably practicable; in this context, “reasonable best efforts” shall include, without limitation, (i) defending any lawsuits or other legal proceedings, whether judicial or administrative, that challenge this Agreement, the Offer, or the consummation of the Merger or any other transaction contemplated hereby; (ii) seeking to have lifted, vacated or reversed any stay, injunction, temporary restraining order, or other restraint entered by any court or other Governmental Entity; (iii) divesting, disposing of, or transferring any assets or entities; (iv) granting licenses; (v) entering into hold-separate agreements; (vi) making commitments as to future conduct or operations; and (vii) agreeing to do or permitting to be done any of the foregoing; provided, however, that notwithstanding anything to the contrary in this Agreement, (A) Parent and its Subsidiaries shall not be required to take any of the actions described in the foregoing clauses (iii) through (vii) (insofar as clause (vii) relates to the foregoing clauses (iii) through (vi)) (x) with respect to Firazyr or Cinryze (including any alternative low volume formulation of Cinryze or any formulation utilizing subcutaneous administration) or (y) to the extent that such action or actions unrelated to Firazyr or Cinryze (including any alternative low volume formulation of Cinryze or any formulation utilizing subcutaneous administration) would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company (and its Subsidiaries) and Parent (and its Subsidiaries), taken as a whole (provided, that, for such purposes, impacts on Parent, the Company or any of their respective Subsidiaries will be aggregated) (any such action described in this clause (A), a “Burdensome Condition”) and (B) neither the Company nor any of its Subsidiaries nor Parent nor any of its Subsidiaries or Affiliates shall be obligated to, and the Company shall not without Parent’s prior written consent, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, hold separate, divest, dispose of or transfer any assets, grant any license or conduct or change its business unless such requirement, condition, understanding, agreement or order is binding on the Company or any of its Subsidiaries or on Parent or any of its Subsidiaries or Affiliates, as the case may be, only in the event the Offer Closing occurs.

(d)           Notwithstanding anything in this Agreement to the contrary, to the extent permitted by applicable Law, Parent shall control and lead all communications, defense, litigation, negotiations and strategy relating to the HSR Act or any other Competition Law relating to any of the transactions contemplated hereby; provided, that, subject to Section 7.2(a), each Party shall be responsible for and control its HSR Filing, its filing with OFT, if any, and its responses to Governmental Entities with respect to such filings; and provided, further, that Parent shall consult with and consider in good faith the comments of the Company in connection with any such communication, defense, litigation, negotiation or strategy relating to the HSR Act or any other Competition Law and, to the extent reasonably practicable and to the extent permitted by applicable Law, shall give the Company the opportunity to attend and participate in any meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person relating to the HSR Act or any other Competition Law regarding any of the transactions contemplated hereby.

(e)           Without limiting the foregoing, the Company shall give Parent the opportunity to participate in the defense of any litigation against the Company and/or its directors, officers, employees, advisors or agents relating to the Offer, the Merger or the other transactions contemplated by this Agreement, and will obtain the prior written consent of Parent prior to settling or satisfying, or offering to settle, any such claim, it being understood and agreed that the Company shall control such defense and that this Section 7.2(e) shall not give Parent the right to direct such defense, except to the extent that Parent or Merger Sub is named as a defendant in such litigation and in that case solely as to the defense of Parent and Merger Sub.

Section 7.3            Notification of Certain Matters.  Each party hereto shall promptly notify the other party hereto of (a) its discovery of any occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Offer, the Merger or any other transaction contemplated by this Agreement not to be satisfied; (b) any written notice or other written communication from any Person alleging that the consent of such Person is required in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement; (c) any suits, actions or proceedings commenced or threatened that relate to the consummation of this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement of which such party has Knowledge; and (d) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.3 shall not cure any breach of any representation, warranty, obligation, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 7.4            Director and Officer Indemnification, Exculpation and Insurance.

(a)           Parent and Merger Sub agree that the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of both the current and former directors and/or officers of the Company and its Subsidiaries than are provided in the Company’s and its Subsidiaries’ respective certificates of incorporation or bylaws (or comparable organizational documents) as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights of individuals who were directors, officers or employees of the Company and its Subsidiaries at or prior to the Effective Time.  Parent and Merger Sub further agree that any indemnification or other agreements of the Company (as in effect on the date of this Agreement) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and such agreements shall not be modified in any manner that would affect adversely the rights of individuals who were directors, officers, employees or agents of the Company and its Subsidiaries at or prior to the Effective Time.  From and after the Effective Time, Parent hereby irrevocably and unconditionally guarantees the payment and performance obligations of the Surviving Corporation under this Section 7.4(a).

(b)           From the Offer Closing through the sixth anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided, that Parent or the

Surviving Corporation may (i) substitute therefor policies of any reputable insurance company or (ii) satisfy its obligation under this Section 7.4(b) by causing the Company to obtain, on or prior to the Closing Date, prepaid (or “tail”) directors’ and officers’ liability insurance policy at Parent’s expense, in each case, the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 7.4(b); provided, further, that Parent and the Surviving Corporation shall not be required to pay an annual premium (or, in the case of a prepaid policy obtained pursuant to clause (ii), an aggregate amount) for such insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; and provided, further, that if the annual premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(c)           Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any individual who is now, or who has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.4 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(d)           The provisions of this Section 7.4 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 7.4 in connection with their successful enforcement of their rights provided in Section 7.4.

(e)           In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.4.

Section 7.5            Public Announcements.  The parties agree that the initial press release(s) to be issued with respect to the transactions contemplated by this Agreement shall be in the form(s) agreed to by the parties.  Except with respect to any Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements (including broad-based employee communications) with respect to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, listing authority (including the U.K. listing authority), court process or by obligations pursuant to any listing agreement with any U.S. or U.K. securities or share exchange market or securities quotation system to which such party is subject, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 7.6            Merger Sub Compliance.  Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement and prior to the Closing Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 7.7            Section 16(b).  The Company shall take all steps reasonably required to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company in connection with the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Section 7.8            Rule 14d-10 Matters.  Notwithstanding anything in this Agreement to the contrary, the Company will not, after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any Company Employee unless, prior to such entry into, establishment, amendment or modification, the Compensation Committee shall have taken all such steps as may be necessary to (a) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement.

Section 7.9            Company Benefit Plan Matters.

(a)           For a period of two (2) years following the Offer Closing (or if shorter, during the period of employment), Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who is employed as of immediately prior to the Offer Closing (collectively, the “Company Employees”), compensation (including base salary and cash incentive opportunities, but excluding equity incentive opportunities) and benefits (including paid time off, defined contribution retirement and welfare benefits) which are substantially comparable in the aggregate to the compensation (including base salary and cash and incentive opportunities, but excluding equity incentive opportunities) and benefits (including paid time off, defined contribution retirement and welfare benefits) provided to such Company Employee immediately prior to the Offer Closing.  In addition, if any Company Employee (other than those who are party to a Change of Control Agreement with the Company, whose rights shall be governed by the terms of such agreements) incurs a qualifying termination of employment in accordance with the terms and conditions of the severance arrangement listed on Section 7.9(a) of the Company Disclosure Schedule within two (2) years following the Offer Closing, Parent shall provide, or shall cause to be provided, severance payments and benefits to such Company Employee in accordance with the terms and conditions of such severance arrangement (taking into account such Company Employee’s service as required pursuant to Section 7.9(b) below).  Following the two- (2) year period referenced in this Section 7.9(a), each Company Employee shall be eligible to receive compensation and benefits, including severance benefits, which are substantially similar to those provided at the time to then similarly situated employees of Parent and its Subsidiaries.

(b)           For purposes of vesting, eligibility to participate and benefit accrual under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Offer Closing (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries or predecessors before the Offer Closing, to the same extent as such Company Employee was entitled, before the Offer Closing, to credit for such service under any similar employee benefit plan or the Company or its Subsidiaries in which such Company Employee participated or was eligible to participate immediately prior to the Offer Closing (and to the extent there is not a similar employee benefit plan of the Company or its Subsidiaries, service as recognized for purposes of the Company’s 401(k) plan as in effect immediately prior to the Offer Closing); provided, that service of a Company Employee prior to the Offer Closing Date with the Company and its Subsidiaries or predecessors shall not be recognized for the purpose of any entitlement to participate in, or receive or accrue benefits with respect to, any defined benefit pension plans, retiree medical programs or other retiree welfare benefit programs maintained by Parent or its Affiliates.  In addition, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in New Plans that are welfare benefit plans (other than retiree medical programs or other retiree welfare benefit programs) to the extent coverage under such New Plan is comparable to an Employee Plan in which such Company Employee participated immediately before the Offer Closing (such plans, collectively, the “Old Plans”) other than limitations or waiting periods that would have been in effect with respect to such Company Employee under the applicable Old Plan immediately prior to the Offer Closing and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, (A) Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plan in which such employee participated immediately prior to the Offer Closing and (B) Parent shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. In no event shall anything contained in this Section 7.9(b) result in any duplication of benefits for the same period of service.

(c)           Parent hereby acknowledges that the consummation of the Offer and the Merger constitutes a change of control or change in control, as the case may be, for all purposes under the Employee Plans.

(d)                                 Prior to the Offer Closing, the Company shall take all actions that may be necessary or appropriate to cause the Company’s 401(k) Employee Savings Plan (the “Company 401(k) Plan”) to terminate as of the date immediately preceding the Offer Closing Date.  All resolutions, notices or other documents issued, adopted or executed in connection with such termination shall be subject to Parent’s prior review and comment.  As of the Offer Closing Date, Parent shall have in place a tax qualified defined contribution retirement plan in which Company Employees who were eligible to participate in the Company 401(k) Plan immediately prior to the Offer Closing Date are eligible to participate (the “Parent 401(k) Plan”).  The Parent 401(k) Plan shall permit each such Company Employee with an account balance in the Company 401(k) Plan to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) to the Parent 401(k) Plan, in the form of cash or loan promissory notes as applicable, in an amount equal to all or any portion of the account balance distributed to such Company Employee from the Company 401(k) Plan.

(e)                                  To the extent not previously paid by the Company prior to the Offer Closing, no later than five (5) Business Days following the Offer Closing Date, the Company shall make a cash payment to each employee of the Company or its Subsidiaries who is a participant in the Company’s U.S. Cash Bonus Plan (“Bonus Plan”) as of the date hereof, in full satisfaction of each such employee’s rights under such plan, in an amount equal to (i) the amount determined by the Company prior to the Offer Closing Date to be payable to such employee with respect to the 2013 calendar year under the Bonus Plan, based on the Company’s performance through the earlier of December 31, 2013 and the Offer Closing Date and (ii) a fraction, the numerator of which is the number of days elapsed in the 2013 calendar year through the Offer Closing and the denominator of which is 365.  To the extent not paid prior to the Offer Closing, each Company Employee who participates in a cash incentive plan set forth on Section 7.9(e) of the Company Disclosure Schedule (each, a “2013 Bonus Plan”) will be eligible to receive a payment under such 2013 Bonus Plan for the performance period ending on December 31, 2013, if the Company Employee remains employed by the Company, Parent or the Surviving Corporation, as applicable, through the required date set forth in such 2013 Bonus Plan or if the Company Employee is terminated by the Company, Parent or the Surviving Corporation, as applicable, without “cause” (as defined in the severance arrangement listed on Section 7.9(a) of the Company Disclosure Schedule) following the Offer Closing.  In the event the Offer Closing occurs prior to December 31, 2013, each 2013 Bonus Plan will continue to be maintained in accordance with the terms thereof through December 31, 2013.  Payments under the 2013 Bonus Plans will in all cases be determined in accordance with the terms of the 2013 Bonus Plans and the Company’s historical practices for making such payments and will reflect a participant’s individual targets (as applicable).

(f)                                   Following the date of this Agreement, the Company and Parent (and their Affiliates) shall reasonably cooperate and use good faith efforts in all matters reasonably necessary to effect this Section 7.9, including (i) exchanging information and data relating to employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law) and (ii) making any and all required communications with Company Employees.

(g)                                  Nothing in this Section 7.9 shall be treated as an amendment of, or undertaking to amend, any benefit plan.  The provisions of this Section 7.9 are solely for the benefit of the respective parties to this Agreement and, without limiting the generality of Section 10.7 nothing in this Section 7.9, express or implied, shall confer upon any Company Employee, or legal representative or beneficiary thereof or any other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right in any employee or beneficiary of such employee or other Person under an Employee Plan that such employee or beneficiary or other Person would not otherwise have under the terms of that Employee Plan.

Section 7.10                             Convertible Notes. The Company shall comply, in all material respects, with the terms of the Indenture, dated as of March 19, 2007, as amended pursuant to the First Supplemental Indenture, dated as of March 26, 2007, in each case between the Company and Wilmington Trust Company, N.A., as trustee (the “Indenture”), with respect to any right of holders to convert the Convertible Notes or with respect to the Company’s obligation to repurchase the Convertible Notes from the holders thereof as a result of the transactions contemplated hereby, including the delivery of any and all appropriate notices required by the terms of the Indentures. Prior to taking any of the foregoing actions, the Company shall consult with and reasonably cooperate with Parent with respect to the action and the intended manner and form thereof.  Parent shall be given a reasonable opportunity to review any notice, announcement, certificate or legal opinion before such document is provided to the trustee under the Indenture, and the Company shall give reasonable and good faith consideration to any comments made by Parent.

Section 7.11                             Call-Spread Warrants and Company Hedge Options.  The Company shall, and shall cause its Representatives to, cooperate with Parent at Parent’s request in connection with any discussions, negotiations or agreements with Credit Suisse International, Credit Suisse, New York Branch, Wells Fargo Bank, National Association, Goldman Sachs International, any of their respective Affiliates or any other Person (including each other counterparty to the Call-Spread Warrants and the Company Hedge Options) with respect to any determination or computation in connection with the Call-Spread Warrants or the Company Hedge Options, including with respect to any cash amounts or shares of Company Common Stock that may be receivable, issuable, deliverable or payable by the Company pursuant the Call-Spread Warrants or the Company Hedge Options.  The Company shall not, and shall cause its Representatives not to, enter into any discussions, negotiations or agreements with respect to the foregoing without Parent’s prior written consent, and shall keep Parent fully informed of all such discussions and negotiations.

Section 7.12                             Termination of Credit Facility.  The Company shall terminate the Credit Agreement, dated as of September 9, 2011, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto (the “JPM Credit Facility”) at or immediately prior to the Offer Closing, and shall use reasonable best efforts to obtain prior to the Offer Closing payoff letters (or confirmation that no amounts are then outstanding under the JPM Credit Facility) from the lenders under the JPM Credit Facility in form and substance reasonably satisfactory to Parent with respect thereto, including, subject to the payment of any applicable payoff amount, the release of all Liens granted in connection with the JPM Credit Facility.

Section 7.13                             Sanquin Matters.  To the extent permitted by applicable Law and the Company’s relevant contractual obligations, the Company shall keep Parent reasonably informed on a reasonably current basis of (i) any developments, discussions or negotiations related to or arising out of any inspections of the facilities maintained by Stichting Sanquin Bloodvoorziening or any of its Affiliates, including Sanquin Plasma Products and C.A.F. — D.C.F. (collectively, “Sanquin”), (ii) any communications or notices from the FDA (including on Form FDA 483) or any other Health Authority in respect of such inspections (including any such communication or notice disclosed to the Company by Sanquin) and (iii) any responses made to any such communications or notices, including in connection with the Warning Letter sent from the FDA to Sanquin on August 29, 2013.  Without limiting the generality of the foregoing, to the extent permitted by applicable Law and (if applicable) the relevant Health Authority, in each case in connection with the aforementioned matters, the Company shall (w) promptly inform Parent of any communication or notice received after the date hereof from Sanquin or any Health Authority, (x) to the extent reasonably practicable under the circumstances, consult with and consider in good faith the views of Parent prior to requesting that Sanquin take any action, (y) prior to submitting or making any communication, correspondence, filing or response to any Health Authority or Sanquin, give Parent a meaningful opportunity to review, as reasonably in advance as practicable under the circumstances, and consider in good faith Parent’s comments to, any such communication, correspondence, filing or response, and (z) consult with Parent in advance of, and give Parent’s representatives the opportunity to attend, any in-person or telephonic meeting or conference with Sanquin or any Health Authority, the primary purpose of which is to discuss the matters described in the immediately preceding sentence, subject to reasonable restrictions on the number of persons attending on Parent’s behalf, which shall not be less than two (2), and with respect to other calls or meetings in which the matters described in the immediately preceding sentence are discussed, reasonably update Parent regarding such discussions.

Section 7.14                             Takeover Statutes.  If any “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Offer, the Merger or the other transactions contemplated by this Agreement after the date of this Agreement, the Company and the members of its Board of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger, and the other transactions contemplated hereby.

Section 7.15                             Stock Exchange Delisting.  After the Offer Closing, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and the rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days thereafter.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1                                    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

(a)                                 No Injunctions or Legal Restraints.  No order, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered by any Governmental Entity or Law (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect; and

(b)                                 Purchase of Company Common Stock in the Offer.  The Offer shall have been consummated and Merger Sub shall have previously accepted for payment, or caused to be accepted for payment, in accordance with the terms of this Agreement, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1                                    Termination.  This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time (in each case upon written notice (other than in the case of Section 9.1(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 9.1 pursuant to which such termination is effected):

(a)                                 subject to Section 1.3, by mutual written consent of Parent, Merger Sub and the Company;

(b)                                 by either Parent or the Company, if:

(i)                                     the Offer Closing shall not have occurred prior to August 12, 2014 (the “Termination Date”) for any reason; provided, however, that if, as of the Termination Date, one or more of the conditions set forth in clause (ii) or paragraph (a) or (b) of clause (iii) of Exhibit A shall not have been satisfied or waived, then, upon notice given by Parent or the Company not later than 6:00 p.m., Eastern time, on the Termination Date, the Termination Date shall be extended to and including October 14, 2014, which date shall thereupon constitute the Termination Date for all purposes of this Agreement; and provided, further, that the right to terminate this Agreement under this Section 9.1(b)(i) (or extend the Termination Date pursuant to the preceding proviso) shall not be available to any party whose failure to perform any of its obligations under this Agreement has resulted in the failure of the Offer Closing to occur prior to such date;

(ii)                                  any Legal Restraint (other than a temporary restraining order) that has the effect of preventing the consummation of the Offer or the Merger shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement has resulted in such Legal Restraint being or remaining in effect; or

(iii)                               any Legal Restraint that has the effect of delaying the consummation of the Offer or the Merger beyond the Termination Date shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any party whose failure to perform any of its obligations under this Agreement has resulted in such Legal Restraint being or remaining in effect;

(c)                                  prior to the Offer Closing, by Parent, in the event an Adverse Recommendation Change has occurred (whether or not in compliance with Section 6.2) or if, at any time after the receipt or public announcement of an Takeover Proposal, the Board of Directors of the Company shall have failed to publicly reaffirm the Company Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request from Parent to do so;

(d)                                 prior to the Offer Closing, by Parent, if the Company shall have intentionally and materially breached its obligations under Section 6.2;

(e)                                  prior to the Offer Closing, by Parent, if the Company shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its obligations, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in paragraph (d) or (e) of clause (iii) of Exhibit A and (ii) is incapable of being cured by the Company by the Termination Date or, if capable of being cured by the Company by the Termination Date, the Company does not commence to cure such breach or failure within five (5) Business Days after its receipt of written notice thereof from Parent and cure such breach or failure within thirty (30) days after its receipt of written notice thereof from Parent;

(f)                                   prior to the Offer Closing, by the Company, if Parent or Merger Sub shall have breached in any material respect any of its representations or warranties contained in this Agreement or Parent or Merger Sub shall have failed to perform in any material respect all obligations, covenants or agreements required to be performed by them under this Agreement at or prior to the Offer Closing, in each case, which breach or failure to perform (i) is incapable of being cured by Parent or Merger Sub by the Termination Date or, if capable of being cured by Parent by the Termination Date, Parent and Merger Sub do not commence to cure such breach or failure within five (5) Business Days after their receipt of written notice thereof from the Company and cure such breach or failure within thirty (30) days after their receipt of written notice thereof from the Company and (ii) in any way would reasonably be expected to prevent, materially impede or materially delay the consummation by Parent or Merger Sub of the Offer, the Merger or the other transactions contemplated by this Agreement;

(g)                                  prior to the Offer Closing, by Parent or the Company, if the Offer has expired in accordance with its terms and has not been extended by Merger Sub, and Merger Sub has not accepted for payment within three (3) Business Days following such expiration all shares of Company Common Stock validly tendered and not validly withdrawn (provided, that the right to terminate this Agreement under this Section 9.1(g) shall not be available to Parent if Parent or Merger Sub is then in breach of its obligation hereunder to accept such shares for payment); and

(h)                                 prior to the Offer Closing, by the Company in accordance with the terms and subject to the conditions of Section 6.2(b) and Section 6.2(d).

Section 9.2                                    Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, except that (a) Section 7.1(b), Section 9.3, this Section 9.2 and Article X shall survive such termination and (b) the termination of this Agreement shall not relieve or release any party hereto from any liability arising out of its willful breach (subject to Section 9.3(e)) of this Agreement or any fraud.

Section 9.3                                    Fees and Expenses.

(a)                                 Except as expressly set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

(b)                                 In the event that this Agreement is terminated (i) by Parent pursuant to Section 9.1(c) or Section 9.1(d) or (ii) by the Company pursuant to Section 9.1(h), then, in each such case, the Company shall pay Parent a fee equal to $127,140,000 (the “Termination Fee”) by wire transfer of same-day funds to an account designated by Parent, which payment shall be made (x) in the case of a termination by Parent pursuant to Section 9.1(c) or Section 9.1(d), within two (2) Business Days after such termination and (y) in the case of a termination by the Company pursuant to Section 9.1(h), immediately before and as a condition to such termination.

(c)                                  In the event that (i) prior to the termination of this Agreement, any Takeover Proposal (for purposes of this Section 9.3(c), substituting 50% for the 20% thresholds set forth in the definition of Takeover Proposal) is publicly proposed or publicly disclosed or otherwise communicated to the Board of Directors of the Company and not publicly and unconditionally withdrawn, (ii) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(i) or Section 9.1(g) (unless Parent or Merger Sub was, at the time of a termination by the Company pursuant to Section 9.1(g), in breach of its obligation to accept for payment shares of Company Common Stock) or by Parent pursuant to Section 9.1(e) and (iii) within twelve (12) months after termination of this Agreement, (A) the Company enters into any acquisition agreement or other definitive agreement or Contract providing for, or the Board of Directors recommends to the Company’s stockholders, any Takeover Proposal (regardless of whether such Takeover Proposal is the same Takeover Proposal referred to in clause (i)) or (B) a transaction in respect of any Takeover Proposal shall have been consummated (regardless of whether such Takeover Proposal is the same Takeover Proposal referred to in clause (i)), then the Company shall pay to Parent the Termination Fee upon the occurrence of the applicable event described in clause (iii)(A) or (B).

(d)                                 If this Agreement is terminated pursuant to Section 9.1(b) and, at the time of such termination, (A) one or more of the conditions set forth in clause (ii) or paragraph (a) or (b) of clause (iii) of Exhibit A shall not have been satisfied or waived solely as a result of applicable Competition Law or any Burdensome Condition and (B) all of the other conditions set forth in clauses (ii) and (iii) of Exhibit A have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, would be satisfied if the Offer Closing were to occur on the date of such termination), then Parent shall pay to the Company in immediately available funds $200,000,000 (the “Reverse Termination Fee”) immediately before, and as a condition to, any such termination by Parent and otherwise as promptly as reasonably practicable (and in any event within two (2) Business Days) following such termination; provided, that no Reverse Termination Fee shall be payable by Parent pursuant to this Section 9.3(d) if the Company’s failure to perform any of its obligations under this Agreement has materially contributed to the failure of the conditions set forth in clause (ii) or paragraph (a) or (b) of clause (iii) of Exhibit A to be satisfied.

(e)                                  Notwithstanding anything to the contrary in this Agreement (including in Section 9.2, Section 10.7(b) and Section 10.12), the parties agree that (i) the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement in the event the Termination Fee becomes due and payable under the terms of this Agreement, and, upon payment of the Termination Fee, the Company shall have no further liability to Parent and Merger Sub hereunder and (ii) the payment of the Reverse Termination Fee shall be the sole and exclusive remedy available to the Company with respect to this Agreement in the event the Reverse Termination Fee becomes due and payable under the terms of this Agreement, and, upon payment of the Reverse Termination Fee, Parent and Merger Sub shall have no further liability to the Company hereunder.

ARTICLE X

GENERAL PROVISIONS

Section 10.1                             No Other Representations or Warranties; Investigation by Parent.  Parent and Merger Sub each acknowledges and agrees that (a) it has had an opportunity to discuss the business of the Company with the Company, (b) it has been afforded the opportunity to ask questions of and receive answers from the Company and (c) except for the representations and warranties contained in Article IV, and without limiting Parent’s or Merger Sub’s remedies in the case of fraud or intentional misconduct, neither Parent nor Merger Sub has relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or with respect to any information made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.  The Company makes no representations and warranties except as set forth in Article IV.  Moreover, except in the case of fraud or intentional misconduct, (x) neither the Company, the Company’s Subsidiaries, nor any of their respective directors, officers, employees, affiliates, agents or Representatives nor any other Person will have or be subject to any liability or obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in the data rooms or management presentations in connection with the transactions contemplated by this Agreement, unless any such information is included or incorporated in a representation or warranty contained in Article IV, and (y) Parent and Merger Sub each acknowledges that neither the Company nor any other Person makes any representations or warranties whatsoever with respect to any projections or forecasts that may have been provided to Parent or any of its Representatives.

Section 10.2                             Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 10.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.  The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

Section 10.3                             Amendment.  Subject to Section 1.3, this Agreement may be amended by the parties hereto at any time, whether before or after the Offer Closing shall have occurred, provided, however, that after the Offer Closing, there shall be no amendment that decreases the Merger Consideration and there shall be made no amendment that by Law requires approval by stockholders of the Company without approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 10.4                             Extension; Waiver.  At any time prior to the Effective Time, the parties may, subject to Section 1.3, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that there shall be made no waiver that by Law requires approval by stockholders of the Company without the approval of such stockholders.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver.  The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 10.5                             Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile (which is confirmed), or if mailed, three (3) days after mailing (one (1) Business Day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 10.5).

if to Parent or Merger Sub, to:

Shire Pharmaceutical Holdings Ireland Limited
Riverwalk, Citywest Business Campus
Dublin 24
Ireland
Facsimile: +353 (0) 1 429 7701
Attention: Michael Garry
                  Anne Marie Dempsey

with copies (which shall not constitute notice) to:

Hampshire International Business Park

Basingstoke, Hampshire

RG24 8EP, UK

Facsimile:+ 44 1256 894 710
Attention: General Counsel

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Facsimile: (212) 701-5800

Attention:                 George R. Bason, Jr.

William J. Chudd

if to the Company, to:

ViroPharma Incorporated
730 Stockton Drive
Exton, Pennsylvania 19341
Facsimile: (610) 458-7380
Attention:  J. Peter Wolf

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, D.C. 20005
Facsimile: (202) 393-5760 (confirmed by email eileen.nugent@skadden.com and michael.rogan@skadden.com)

Attention:                 Eileen T. Nugent

Michael P. Rogan

Section 10.6                             Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or pdf), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.7                             Entire Agreement; No Third-Party Beneficiaries.  This Agreement together with the Exhibits and Appendix hereto, the Company Disclosure Schedule and the Parent Disclosure Schedule, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third-party beneficiaries or otherwise, except (a) for the third-party beneficiaries contemplated by Section 7.4, (b) that, subject to Section 9.3(e), the Company shall have the right to pursue damages on behalf of its stockholders (which the parties acknowledge and agree may include to the extent proven the benefit of the bargain lost by such stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money)) in the event of Parent’s or Merger Sub’s fraud or willful breach of this Agreement, which right is hereby acknowledged by Parent and Merger Sub, and (c) from and after the Effective Time, holders of shares of the Company Common Stock shall have the right to receive the Merger Consideration pursuant to the terms and conditions of Article III.

Section 10.8                             Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, whether by merger, operation of Law or otherwise, by Parent, Merger Sub or the Company without the prior written consent of the other parties except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Effective Time, to any Person; provided, that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 10.9                             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof or that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

Section 10.10                      Consent to Jurisdiction; Service of Process; Venue.

(a)                                 Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts).

(b)                                 Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notices in Section 10.5 shall be deemed effective service of process on such party.

(c)                                  Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Parent waives any right to assert sovereign immunity or any similar defense available to it by virtue of its domicile in Ireland.

Section 10.11                      Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement.  Each party hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 10.11.

Section 10.12                      Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity.  Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity.  In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other Judgment.

Section 10.13                      Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties by a Person duly authorized by such party to do so.

Section 10.14                      Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or unenforceable in any respect, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.15                      Joint and Several Liability; Obligation of Parent.  Parent and Merger Sub hereby agree that they will be jointly and severally liable for all covenants, agreements, obligations and representations and warranties made by either of them in this Agreement.  Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action and a guarantee of the payment and performance thereof.

Section 10.16                      Parent Holdco Guarantee.

(a)                                 Parent Holdco irrevocably and unconditionally guarantees to the Company the due and punctual performance of the obligations of Parent and Merger Sub hereunder (the “Guaranteed Obligations”) subject to the conditions hereunder. If, for any reason whatsoever, Parent or Merger Sub shall fail or be unable to duly, punctually and fully pay or perform the Guaranteed Obligations, Parent Holdco will forthwith pay or perform, or cause to be paid or performed, the Guaranteed Obligations. Parent Holdco hereby waives diligence, presentment, demand of payment, filing objections with a court, any right to require proceeding first against Parent or Merger Sub, any right to require the prior disposition of the assets of Parent or Merger Sub to meet their respective obligations, notice, protest and all demands whatsoever.  This is a guarantee of payment and performance and not collectability.

(b)                                 Parent Holdco is a legal entity duly organized, validly existing and (to the extent applicable) in good standing under the Laws of its jurisdiction of organization. Parent Holdco has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Parent Holdco and is a valid and binding agreement of Parent Holdco, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Parent Holdco hereby makes the representations and warranties set forth in Section 5.7 with respect to itself. Parent Holdco owns directly one hundred percent (100%) of the issued and outstanding capital stock of Parent.

(c)                                  Parent Holdco shall not transfer or assign, in whole or in part, any of its obligations under this Section 10.16.

ARTICLE XI

DEFINITIONS AND EXHIBITS

Section 11.1                             Definitions.  For purposes of this Agreement:

(a)                                 “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person;

(b)                                 “Beneficial Ownership” has the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder;

(c)                                  “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by applicable Law to close in New York, New York; provided, that in connection with the Offer, Business Day shall have the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act;

(d)                                 “Call-Spread Warrants” means warrants to purchase shares of Company Common Stock pursuant to (i) the Confirmation of Issuer Warrant Transaction, dated March 20, 2007, between the Company and Credit Suisse International and Credit Suisse, New York Branch, as agent for Credit Suisse International (as amended by the Amendment to Confirmation of Issuer Warrant Transaction, dated as of March 22, 2007, and as further amended by the Agreement with respect to Issuer Warrant Transaction Reference No. 50302803, dated March 19, 2009) and (ii) the Confirmation of Issuer Warrant Transaction, dated March 20, 2007, between the Company and Wells Fargo Bank, National Association (as amended by the Amendment to Confirmation of Issuer Warrant Transaction, dated as of March 22, 2007, and as further amended by the Agreement with respect to Issuer Warrant Transaction Reference No. OTC032307202-204C, dated March 19, 2009);

(e)                                  “Change of Control Agreement” means an individual Change of Control Agreement by and between the Company and an executive of the Company, substantially in the form previously filed with the SEC;

(f)                                   “Company Hedge Options” means options to purchase shares of Company Common Stock pursuant to (i) the Confirmation of Convertible Bond Hedge Transaction, dated March 20, 2007, between the Company and Credit Suisse International and Credit Suisse, New York Branch, as agent for Credit Suisse International, as amended by the Agreement of Partial Termination of Convertible Bond Hedge Transaction Reference No. 50302802, dated March 19, 2009, and (ii) the Confirmation of Convertible Bond Hedge Transaction, dated March 20, 2007, between the Company and Wells Fargo Bank, National Association, as amended by the Agreement of Partial Termination of Convertible Bond Hedge Transaction Reference No. OTC03207201-204C, dated March 19, 2009;

(g)                                  “Intellectual Property Rights” means (i) national and multinational statutory invention registrations, patents, patent applications issued or applied for in any jurisdiction (including all certificates of invention, provisional applications, non-provisional applications, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application), (ii) trademarks, trade dress, trade names, brand names, certification marks, domain names, service marks and other indications of origin, the goodwill associated with the foregoing and all registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (iii) copyrights, including all registrations or applications for registration for copyrights in any jurisdiction, and any renewals or extensions thereof, (iv) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person, (v) know-how, inventions, discoveries, ideas and improvements, proprietary data (including in new drug applications, investigational drug applications and other pre-clinical and clinical trial data), specifications, assays, methods, formulae, designs, technology, software, standard operating procedures, research records and similar data and information, (vi) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vii) any similar intellectual property or proprietary rights;

(h)                                 “Key Products” means (a) the products known as Cinryze (including any alternative low volume formulation of Cinryze or any formulation utilizing subcutaneous administration), Plenadren, Buccolam, Vancocin and Maribavir and (b) the non-toxigenic strain of C. difficile (VP20621) and any products containing such strain;

(i)                                     “Knowledge,” as it relates to the Company, means with respect to any matter in question, the actual knowledge of any of those individuals listed on Section 11.1(i)  of the Company Disclosure Schedule;

(j)                                    “Material Adverse Effect” means any state of facts, condition, change, development or event (each, an “Event”) that, individually or in the aggregate, (i) results in or is reasonably likely to result in a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) prevents, materially impedes or materially delays the consummation of the Offer or the Merger to a date following the Termination Date, excluding, in the case of clause (i) above, any adverse effect to the extent resulting from: (A) any Events generally affecting the industry in which the Company primarily operates, or the economy, or financial, capital, currency exchange or commodities markets, or business, regulatory, market or political conditions in the United States or elsewhere in the world; (B) any Events arising from or otherwise relating to any natural disaster, act of God, outbreak or escalation of hostilities, act of terrorism or war; (C) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (whether such projections, forecasts or predictions were made by the Company or independent third parties); (D) any Events resulting from or arising out of any change in GAAP or changes in applicable Law or the interpretation thereof by Governmental Entities, in each case after the date hereof; (E) any Events (including any loss of employees or any loss of, or any disruption in, supplier, customer, licensor, licensee, partner or similar relationships) attributable to the announcement or pendency of the Offer, the Merger or any of the other transactions contemplated by this Agreement or the identity of Parent or Merger Sub; (provided, that the exception in this clause (E) shall not apply to the term “Material Adverse Effect” as used in, or as used in clause (iii)(d) of Exhibit A with respect to, any representation or warranty in this Agreement to the extent that the purpose of such representation or warranty is to address the execution and delivery of this Agreement or the announcement or pendency of the Offer, the Merger or any of the other transactions contemplated by this Agreement); (F) any Events resulting from changes in the market price or trading volume of the Company Common Stock; (G) the determination by, or delay of a determination by, the FDA or any other Health Authority, or any panel or advisory body empowered or appointed thereby, after the date of this Agreement, with respect to the approval or non-approval of new products, new methods of delivery or new dosages for existing products, of the Company or its Subsidiaries or any of the Company’s Collaboration Partners or competitors; (H) the result of any clinical trial sponsored by the Company, any of the Company’s Subsidiaries or any of the Company’s Collaboration Partners or competitors; or (I) any action by the Company that is expressly required by this Agreement or taken at the written request of Parent or Merger Sub; except in the case of clauses (A), (B) and (D), any Event which disproportionately affects, individually or together with other Events, in a material way, the Company and its Subsidiaries when compared to other Persons operating in the industry in which the Company and its Subsidiaries operate (it being understood that the exclusions set forth in clauses (C) and (F) shall not prevent or otherwise affect a determination that any Event underlying or that contributed to such failure or change has resulted in or contributed to a Material Adverse Effect);

(k)                                 “Permitted Liens” means (i) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such property by the Company or any of its Subsidiaries in the operation of its respective business, (ii) Liens for Taxes not yet due and payable, or Taxes that are being contested in good faith and for which adequate reserves have been recorded, (iii) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ and similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iv) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (v) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in any material respect with the use of properties or assets encumbered thereby, (vi) Liens arising by virtue of the transactions contemplated under this Agreement and (vii) Liens securing the indebtedness for borrowed money under the JPM Credit Facility;

(l)                                     “Person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity;

(m)                             “Service Provider” means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries; and

(n)                                 a “Subsidiary” of any Person shall mean any other Person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

Section 11.2                             Exhibits, Appendix and Schedules; Interpretation.  The headings contained in this Agreement or in any Exhibit, Appendix or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  Any capitalized terms used in any Schedule, Appendix or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.  When a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, Appendix or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  For all purposes hereof, the terms “include,” “includes” and “including” shall be deemed followed by the words “without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  Any Contract defined or referred to herein or in any Contract that is referred to herein means such Contract as from time to time amended, modified or supplemented; provided, that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to a Person are also to its permitted successors and assigns.  References to matters disclosed in the Filed Company SEC Documents are made without giving effect to any amendment to any such Filed Company SEC Document filed on or after the date hereof.  The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SHIRE PHARMACEUTICAL HOLDINGS
IRELAND LIMITED

By:	/s/ Michael Garry
	Name:	Michael Garry
	Title	Director

[Signature page to Agreement and Plan of Merger]

VENUS NEWCO, INC.

By:	/s/ Jeffrey Poulton
	Name:	Jeffrey Poulton
	Title:	President

[Signature page to Agreement and Plan of Merger]

VIROPHARMA INCORPORATED

By:	/s/ Vincent J. Milano
	Name:	Vincent J. Milano
	Title	President and CEO

[Signature page to Agreement and Plan of Merger]

SHIRE PLC
(solely for the purposes of Section 10.16)

By:	/s/ Graham Hetherington
	Name:	Graham Hetherington
	Title	Chief Financial Officer

[Signature page to Agreement and Plan of Merger]

APPENDIX A

DEFINED TERMS

2013 Bonus Plan	Section 7.9(e)
Adverse Recommendation Change	Section 6.2(b)
Affiliate	Section 11.1(a)
Agreement	Preamble
Arrangements	Section 4.21
Beneficial Ownership	Section 11.1(b)
Bonus Plan	Section 7.9(e)
Burdensome Condition	Section 7.2(c)(vii)
Business Day	Section 11.1(c)
Call-Spread Warrants	Section 11.1(d)
Certificate	Section 3.1(c)
Certificate of Merger	Section 2.3
Change of Control Agreement	Section 11.1(d)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 1.1(g)
Collaboration Partner	Section 4.20(a)(ii)
Company	Preamble
Company 401(k) Plan	Section 7.9(d)
Company Bylaws	Section 4.1
Company Charter	Section 2.5(a)
Company Common Stock	Recitals
Company Disclosure Schedule	Article IV
Company Employees	Section 7.9(a)
Company Financial Advisor	Section 4.22
Company Hedge Options	Section 11.1(f)
Company PSUs	Section 4.3(b)
Company Recommendation	Section 4.4
Company RSUs	Section 4.3(b)
Company SEC Documents	Section 4.7(a)
Company Stock Options	Section 4.3(b)
Company Stock Plans	Section 4.3(b)
Compensation Committee	Section 4.21
Competition Law	Section 4.6
Confidentiality Agreement	Section 1.2(c)
Continuing Director	Section 1.3(f)
Contract	Section 4.5
Convertible Notes	Section 4.3(b)
Covered Securityholders	Section 4.21
DGCL	Recitals
Dissenting Shares	Section 3.4
Dissenting Stockholder	Section 3.4

DOJ	Section 7.2(a)
Effective Time	Section 2.3
Employee Plans	Section 4.16(a)
Employment Compensation Arrangement	Section 4.21
Environmental Claim	Section 4.15(c)
Environmental Law	Section 4.15(c)
Environmental Permit	Section 4.15(c)
ERISA	Section 4.16(e)
ERISA Affiliate	Section 4.16(e)
Event	Section 11.1(j)
Exchange Act	Section 1.1(a)
Expiration Date	Section 1.1(b)
FDA	Section 4.20(a)(iv)(1)
Filed Company SEC Documents	Article IV
FTC	Section 7.2(a)
GAAP	Section 4.7(a)
Governmental Entity	Section 4.6
Guaranteed Obligations	Section 10.16
Hazardous Material	Section 4.15(c)
Health Authority	Section 4.20(g)
Health Law	Section 4.20(g)
HSR Act	Section 4.6
HSR Filing	Section 7.2(a)
Incentive Stock Option	Section 3.3(a)(i)
Indenture	Section 7.10
Information Statement	Section 4.6
Intellectual Property Rights	Section 11.1(g)
International Plan	Section 4.16(a)
IRS	Section 4.16(b)
IT Assets	Section 4.19(h)
JPM Credit Facility	Section 7.12
Judgment	Section 4.5
Key Products	Section 11.1(h)
Knowledge	Section 11.1(i)
Law	Section 4.5
Legal Restraints	Section 8.1(a)
Liens	Section 4.2
Material Adverse Effect	Section 11.1(j)
Material Contract	Section 4.12(b)
Medicine	Section 4.20(a)(i)
Merger	Recitals
Merger Consideration	Section 3.1(c)
Merger Sub	Preamble
Minimum Tender Condition	Exhibit A
NASDAQ	Section 4.6
New Plans	Section 7.9(b)

Offer	Recitals
Offer Closing	Section 1.1(c)
Offer Closing Date	Section 1.1(c)
Offer Conditions	Section 1.1(a)
Offer Documents	Section 1.1(e)
Offer Price	Recitals
OFT	Section 7.2(a)
Old Plans	Section 7.9(b)
Option Cash Payment	Section 3.3(a)(i)
Parent	Preamble
Parent 401(k) Plan	Section 7.9(d)
Parent Approval	Section 5.2
Parent Disclosure Schedule	Article V
Parent Holdco	Preamble
Parent Insider	Section 1.3(f)
Paying Agent	Section 3.2(a)
Permits	Section 4.13(a)
Permitted Liens	Section 11.1(k)
Person	Section 11.1(l)
Preferred Stock	Section 4.3(a)
PSU Cash Payment	Section 3.3(a)(iii)
Purchase Plan	Section 4.3(b)
Release	Section 4.15(c)
Representatives	Section 6.2(a)
Reverse Termination Fee	Section 9.3(d)
RSU Cash Payment	Section 3.3(a)(ii)
Sanquin	Section 7.13
Schedule 14D-9	Section 1.2(b)
SEC	Section 1.1(b)
Secretary of State	Section 2.3
Securities Act	Section 4.7(a)
Service Provider	Section 11.1(m)
Social Security Act	Section 4.20(a)(iii)
SOX	Section 4.7(a)
Subsidiary	Section 11.1(n)
Superior Proposal	Section 6.2(a)
Surviving Corporation	Section 2.1
Takeover Proposal	Section 6.2(a)
Tax	Section 4.18(m)
Tax Returns	Section 4.18(m)
Tax Sharing Agreement	Section 4.18(m)
Taxes	Section 4.18(m)
Termination Date	Section 9.1(b)(i)
Termination Fee	Section 9.3(b)
WARN	Section 4.17(d)

EXHIBIT A

OFFER CONDITIONS

Notwithstanding any other provisions of this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered shares of Company Common Stock if:

(i)                                     there shall not be validly tendered and not validly withdrawn prior to the Expiration Date that number of shares of Company Common Stock (excluding shares tendered pursuant to notices of guaranteed delivery for which shares have not been delivered) which, when added to the shares of Company Common Stock already owned by Parent and its Subsidiaries, represents at least a majority of the total number of outstanding shares of Company Common Stock as of the Expiration Date (the “Minimum Tender Condition”);

(ii)                                  any waiting period or review period (and any extension thereof) applicable to the Offer or the Merger under any Competition Law (including with respect to any HSR Filing and any filing with the OFT) shall not have been terminated or shall not have expired and any other approval that is required to consummate the Offer or the Merger under any Competition Law shall not have been obtained (or any such waiting period or review period shall have terminated or expired, or any such approval shall have been obtained, subject to or conditioned upon the imposition of a Burdensome Condition);

(iii)                               any of the following events shall exist on the Expiration Date or immediately prior to the Offer Closing:

(a)                                 there shall be any Law or Judgment enacted, enforced, amended, issued, in effect or deemed applicable to the Offer, by any Governmental Entity (other than the application of the waiting period provisions of any Competition Law to the Offer or to the Merger) the effect of which is to directly or indirectly make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger;

(b)                                 there shall exist or be instituted or pending any claim, suit, action or proceeding by any Governmental Entity seeking any of the consequences referred to in paragraph (a) above or seeking to impose a Burdensome Condition;

(c)                                  there shall have occurred following the execution of the Agreement any Event which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(d)                                 (1)                                 (A) any of the representations and warranties of the Company set forth in Section 4.3 shall not be true and correct in all but de minimis respects, (B) any of the representations and warranties of the Company set forth in Section 4.4, Section 4.22, Section 4.23, Section 4.24 or in the first sentence of Section 4.1 that are qualified as to materiality or Material Adverse Effect shall not be true and correct in all respects, and any such representations or warranties that are not so qualified shall not be true and

EXHIBIT A-1

correct in any material respect or (C) the representations and warranties of the Company in set forth Section 4.10(c) shall not be true and correct in all respects, in each case as of the date of the Agreement and at all times prior to the Offer Closing as if made at and as of such time, except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time);

(2)                                 any representations and warranties of the Company set forth in the Agreement (other than those listed in the preceding clause (1)) shall not be true and correct as of the date of the Agreement and at all times prior to the Offer Closing as if made at and as of such time, except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time), except in the case of this clause (2) to the extent that the facts or matters as to which such representations and warranties are not so true and correct (without giving effect to any qualifications and limitations as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; or

(e)                                  the Company shall have failed to perform in any material respect any obligation, agreement or covenant required to be performed by it under the Agreement and such failure to perform shall not have been cured;

(f)                                   Parent and Merger Sub shall not have received a certificate executed by a duly authorized officer of the Company dated as of the Expiration Date confirming on behalf of the Company that the conditions set forth in clauses (c), (d) and (e) of paragraph (iii) of this Exhibit A are duly satisfied immediately prior to the Offer Closing;

(g)                                  the Company shall have entered into a definitive agreement or agreement in principal with any Person (other than Parent or Merger Sub) with respect to a Takeover Proposal; or

(h)                                 the Company Board of Directors shall have made an Adverse Recommendation Change; or

(iv)                              the Company and Parent shall have reached an agreement that the Offer or the Agreement be terminated, or the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms of the Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub, provided, that nothing herein shall relieve any party hereto from any obligation or liability such party has under the Agreement) giving rise to any such conditions and may be waived by Parent or Merger Sub in whole or in part at any time and from

EXHIBIT A-2

time to time in their sole discretion (except for the Minimum Tender Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC.  The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

EXHIBIT A-3